UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
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NACCO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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5875 LANDERBROOK DRIVE, SUITE 220
CLEVELAND, OHIO 44124-4069
NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders (the "Annual Meeting") of NACCO Industries, Inc.® (the "Company") will be held on Wednesday, May 18, 2022 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:
1.To elect twelve Directors, each for a term of one year and until their respective successors are duly elected and qualified;
2.To approve, on an advisory basis, the Company's Named Executive Officer compensation;
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
4.To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 22, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2022 proxy statement and proxy card are being mailed to stockholders commencing on or about March 31, 2022.

John D. Neumann
Secretary
March 31, 2022

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/NC) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.
The Company's Annual Report for the year ended December 31, 2021 is being mailed to stockholders with the 2022 Proxy Statement. The 2021 Annual Report contains financial and other information about the Company, but is not incorporated into the 2022 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement and you should not consider that information to be part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 18, 2022: The 2022 Proxy Statement and 2021 Annual Report are available, free of charge, at https://ir.nacco.com/home by clicking on the "2022 Annual Meeting Materials" link.

5875 LANDERBROOK DRIVE, SUITE 220
CLEVELAND, OHIO 44124-4069
PROXY STATEMENT — MARCH 31, 2022
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of NACCO Industries, Inc., a Delaware corporation (the "Company," "NACCO," "we," "our" or "us"), of proxies to be used at the annual meeting of our stockholders to be held on May 18, 2022 (the "Annual Meeting"). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 31, 2022.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of twelve Director nominees named in this Proxy Statement	FOR	33
2	Approval, on an advisory basis, of the Company's Named Executive Officer compensation	FOR	38
3	The ratification of the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for 2022	FOR	40
N/A	Any other matters properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders' own discretion	N/A
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 22, 2022 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 5,752,146 outstanding shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), entitled to vote at the Annual Meeting and 1,566,413 outstanding shares of Class B Common Stock, par value $1.00 per share ("Class B Common"), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the twelve directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws ("Bylaws"), the inspector of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspector of election intends to (1) treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) treat proxies held in "street name" by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the "broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Proposal 1 is to elect twelve Directors, each for a term of one year and until their respective successors are duly elected and qualified. Our Bylaws provide that our Directors are elected by a plurality vote. Shares for which authority is withheld to vote for Director nominees and broker non-votes will have no effect on the election of Directors except to the extent the failure to vote for a Director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the twelve Director nominees receiving the greatest number of votes will be elected Directors.
Proposal 2 is an advisory vote on the Company's Named Executive Officer compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2. Although Proposal 2 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 2.
Proposal 3 is an advisory vote on the ratification of the appointment of EY as our independent registered public accounting firm for 2022. In accordance with our Bylaws, the affirmative vote of the holders of a majority of the votes cast is required to approve all other proposals that are brought before the Annual Meeting, including Proposal 3. As a result, abstentions will not be treated as votes cast so will not affect the outcome of Proposal 3. Because the ratification of the appointment of the independent auditor is considered a "routine" matter under the New York Stock Exchange ("NYSE") rules, there will be no broker non-votes with respect to Proposal 3. Abstentions and broker non-votes with respect to any other proposal will not be counted for purposes of determining whether a proposal has received the required approval by our stockholders.
We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.
In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I - CORPORATE GOVERNANCE INFORMATION

About NACCO
NACCO brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. The Company operates under three business segments: Coal Mining, North American Mining ("NAMining") and Minerals Management. The Coal Mining segment operates surface coal mines for power generation companies and an activated carbon producer. The NAMining segment is a trusted mining partner for producers of aggregates, lithium and other minerals. The Minerals Management segment, which includes the Catapult Mineral Partners business, acquires and promotes the development of mineral interests. In addition, Mitigation Resources of North America® (“Mitigation Resources”) provides stream and wetland mitigation solutions.
The Company has items not directly attributable to a reportable segment which are not included as part of the measurement of segment operating profit, which primarily includes administrative costs related to public company reporting requirements at the parent company and the financial results of Mitigation Resources and Bellaire Corporation ("Bellaire"). Bellaire manages the Company's long-term liabilities related to former eastern U.S. underground mining activities.
NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.

Corporate Responsibility
Our Company was founded in 1913, and descendants of Frank Taplin, our founder, continue to own a substantial portion of our stock today. Five generations of stock ownership provides a long-term perspective that few companies enjoy. A clear, well-thought-out approach to corporate governance allows our management team to focus on running the Company and doing what is right, with a long-term perspective. We believe that short-term perspectives fall short when thinking about transformational business strategies that can take years to develop and implement. Our Board of Directors, management team and employees are aligned in expectations that everyone has responsibility for operating ethically, responsibly and safely at every level of our business. We pride ourselves on a long history of corporate responsibility, which includes responsible environmental stewardship, safe operations, community support and engagement, and a focus on our employees' well-being. Our approach to environmental, social and governance (“ESG”) matters is evidenced through our commitment to people, safety, environmental responsibility and the communities in which we operate.
Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may be viewed as having the characteristics of a “controlled company,” as defined in Section 303A of the NYSE listing standards. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements, including the requirements to have a majority of independent directors and a nominating and corporate governance committee and a compensation committee composed entirely of independent directors with written charters and annual performance evaluations for each committee.
Although NACCO may be viewed as having the characteristics of a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, a majority of the members of our Board are independent, as described in the NYSE listing standards. Our Compensation and Human Capital ("CHC") Committee, Audit Review Committee and Nominating and Corporate Governance ("NCG") Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in their respective charter.
The Board sets the tone for our Company and it has implemented strong governance practices. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable additional attributes, skills and experience. This combination results in a well-balanced membership that combines a diversity of experience, skill and intellect in order to enable the Company to pursue its strategic objectives. Corporate governance is an important part of our ESG strategy. We believe that good corporate governance provides a strong foundation for ESG matters and is essential to the long-term success of the Company. In 2021, we amended our NCG Committee charter to specifically reflect the NCG Committee’s responsibility of overseeing our corporate responsibility programs, including ESG matters. Our Audit Review Committee and CHC Committee are also involved in assessing and managing our ESG priorities through their oversight responsibilities, including disclosures, risk management and the development of human capital strategies. Management provides regular updates to our Board of Directors on environmental, safety and employee compensation and benefits topics.
Our employee ESG Advisory Group is responsible for providing valuable input on our corporate social responsibility and environmental sustainability initiatives. This advisory group helps shape our corporate responsibility and environmental, health and safety initiatives. Our ESG pillars include people, safety, community, environmental stewardship and, for 2021, COVID-19 response.
Our People
At NACCO, we pride ourselves on a long history of corporate responsibility, which includes responsible environmental stewardship, safe operations, community support and engagement, and a focus on our employees' well-being. As we focus on our two key strategies – Protect the Core and Grow and Diversify – our commitment to these principles will guide our efforts.

Our Core Principles
Respect for our people	We work to treat everyone fairly, with dignity and respect, instilling this commitment in our Code of Corporate Conduct, onboarding materials, employee meetings and training.
Safe and Healthy Environment	We work to provide a safe and healthy environment for all employees, with an atmosphere conducive to open communication.
Training	We believe training is a critical component for employee well-being. The training we offer ranges from equipment-specific task training and enhanced safety procedures to leadership and management training, ethics training and personal financial wellness. Employees are encouraged to pursue continued professional development, skills training, and other educational opportunities. We offer company-wide training programs across all levels of management including an educational initiative under which identified employees participate in a program focused on management and leadership development, preparing our future leaders for the next steps in their careers. In addition, qualified employees are eligible to participate in a tuition reimbursement program to advance their formal education.
Benefits
We provide a comprehensive and competitive benefits package that supports the physical and mental health and financial wellness of our employees. Some common features offered to our employees in 2021 included the following:
▪Medical, dental and vision benefits for employee, spouse and dependents;
▪Flexible spending accounts for both healthcare and dependent care;
▪Health savings accounts and health reimbursement accounts, both of which receive a company contribution;
▪Profit sharing contributions to a 401(k) retirement savings program with immediately-vested company matching contributions;
▪Paid vacation and holidays;
▪Parental leave;
▪Short-term and long-term disability benefits;
▪Wellness incentives for employees;
▪Life and accidental death and dismemberment insurance benefits; and
▪An employee assistance program.

Safety is Paramount to our Operations
We actively engage with all employees in pursuing the objective of zero incidents and injuries. Our operations have on-site safety personnel that are responsible for training employees in safe work practices, reviewing safety-related incidents and recommending improvements when appropriate. We continue to prioritize investigations of near-miss events to identify opportunities to improve employee awareness and incorporate policy or procedural changes or training, as appropriate.
The National Mining Association ranks us as an industry leader in safety, and we are proud to have earned more than 100 safety awards at the state and national levels. While our lost-time incident rate is consistently below the national average for comparable mines, we believe that workplace incidents and injuries can be prevented through a focus on continuous improvement and personal responsibility.
We contribute to industry-wide efforts to share best practices through our participation in and support of safety and health organizations and conferences, such as the Rocky Mountain Coal Mining Institute's Mine Rescue program, the South Central Joint Mine Health and Safety Conference and the Southeast Mine Safety and Health Conference.
Our Community
We believe in making long-term investments in the areas where we operate. We support numerous charitable efforts in communities where our employees live and work, including literacy programs and local educational and arts organizations. We believe contributing both time and resources strengthens our community bond.
We contributed over $425,000 during 2021 to organizations that serve the communities where we operate. One such organization is the Dolly Parton Imagination Library which promotes literacy by providing free, age-appropriate books to children from birth to age five. We understand the value of education and we are proud to contribute funding and time in support of this very worthwhile program. We also support employee cash donations to qualified organizations through our matching gift program whereby NACCO will match eligible employee donations up to $5,000 per year, per employee.
Our Environmental Stewardship
We are committed to being good stewards of the environment. All aspects of our work must be accomplished in an environmentally responsible manner. We maintain a commitment to meet or exceed the requirements of all applicable environmental laws and regulations. Going beyond the minimum is embedded in our culture and allows us to build trust with our stakeholders. As a result of our commitment, we have received more than 95 awards for successful and innovative reclamation projects over the last 30 years.

Recent Environmental Awards
Excellence in Surface Coal Mining Reclamation Good Neighbor Award	In 2021, the U.S. Department of Interior's Office of Surface Mining Reclamation and Enforcement awarded Mississippi Lignite Mining Company the Excellence in Surface Coal Mining Reclamation Good Neighbor Award. This national award recognizes successful relationships between mine operators and surrounding landowners and communities.
North Dakota Excellence in Surface Coal Mining and Reclamation Award	In 2021, North Dakota awarded Coyote Creek the Excellence in Surface Coal Mining and Reclamation for implementing a successful water management plan for the north haul road at the mine.
COVID-19
Throughout the COVID-19 pandemic, the health and safety of our employees has remained a top priority. While the pandemic created challenges for our operations, we addressed those challenges by establishing and maintaining enhanced safety measures. We developed an employee-led cross functional team to regularly evaluate COVID-19 developments and guidance, share best practices across the Company and provide communications to all employees. Each company operation developed protocols for executing the enhanced safety measures, including increased sanitation procedures, social distancing, masking and responding quickly to changes in community cases. We also implemented work-from-home plans for those employees who could effectively work remotely. Our continued focus has enabled us to preserve our commitment to keeping our employees, customers and community safe during the pandemic.
Additional Information
We recognize that as an operator in the natural resources industry, environmentally and socially responsible business practices go hand-in-hand with generating value for our stakeholders. Our commitment to corporate responsibility enriches the communities in which we operate and strengthens our relationships with our employees, customers and other stakeholders, contributing to the long-term success of our business.
Additional information regarding the Company's corporate governance practices are available on our website at https://ir.nacco.com/governance.

Code of Conduct
We have adopted a Code of Corporate Conduct that applies to all of our Directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for NACCO and its operating businesses. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board and employees. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors, as well as the charters of the committees of our Board, are available free of charge on our website at https://ir.nacco.com/governance.
All of our Directors and employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct. In addition, all employees of the Company are required to complete annual Code of Corporate Conduct training.

Leadership Development and Succession Planning
Developing leaders who will successfully lead our Company into the future is one of our Board's most crucial functions. Annually, our Board formally reviews and discusses management development and succession plans for the Chief Executive Officer ("CEO") of the Company and each of his direct reports. With the assistance of the CEO, the Board also assesses the leadership potential of other individual senior executives throughout the Company. Succession planning and leadership development are top priorities of the Board and senior management.

Hedging and Speculative Trading Policies and Limited Trading Windows
The Company prohibits officers and Directors from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed or have the effect of hedging or offsetting any change in the market value of equity securities granted to the officer or Director by the Company as part of his or her compensation or held, directly or indirectly, by the officer or Director. However, the Company does not prohibit its employees who are not officers from engaging in such transactions.
As noted elsewhere in this Proxy Statement, restricted shares of Class A Common that are issued to Directors and certain senior management employees of the Company for compensatory purposes are generally subject to transfer restrictions from the last day of the applicable performance period and, during that time period, the restricted shares may not be transferred (subject to certain exceptions) or hedged. Directors and certain executive officers of the Company are required to hold restricted shares for ten years while less senior management employees of the Company are required to hold restricted shares for periods of either three years or five years. While the Company does not have a policy explicitly preventing employees, including executive officers and senior managers, or Directors from pledging shares of non-restricted Class A Common or Class B Common, prior approval from the Vice President, General Counsel and Secretary is required.

Board Composition
Our Board currently consists of twelve Directors. Directors are elected at each annual meeting to serve for one-year terms and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. If a nominee is unavailable for election at the time of the Annual Meeting, an event that the Board has no reason to believe will occur, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting. Biographical information and qualifications of our Directors are included under "Proposal 1 - Election of Directors" beginning on page 33.

Board Leadership Structure and Risk Management
The Company's roles of Chairman and CEO are separated, enabling J.C. Butler, Jr., our President and CEO, to focus on managing the Company and Alfred M. Rankin, Jr., our Non-Executive Chairman, to devote his time and attention to matters of Board oversight and governance. The Board believes that Mr. Rankin, the Company's former President and CEO, possesses unique in-depth knowledge of the issues, opportunities and challenges facing the Company. Because of this knowledge and insight, the Board believes that Mr. Rankin is in a strong position to identify effective strategic opportunities and priorities and to lead the discussion for the execution of the Company's strategies and achievement of its objectives. As Chairman, Mr. Rankin is able to:
•focus our Board on the most significant strategic goals and risks of the Company;
•utilize the individual qualifications, skills and experience of the other members of the Board to maximize their contributions to our Board;
•ensure that each other Board member has sufficient knowledge and understanding of our business to enable such other member to make informed judgments;
•facilitate the flow of information between our Board and our management; and
•provide the perspective of a long-term stockholder.
This Board leadership structure also enhances the effectiveness of The North American Coal Corporation® ("NACoal") Board of Directors, which has a parallel structure to the Company's Board and provides oversight at the strategic and operational level. Each Director who serves on our Board is also a member of the NACoal Board of Directors. Our Chairman also serves as the Chairman of the NACoal Board of Directors, which provides a common and consistent presence that enables the NACoal Board of Directors to function effectively and efficiently. We do not assign a lead independent Director, but the Chairman of our CHC Committee presides at the regularly scheduled meetings of non-management Directors.
The Board oversees our risk management. The full Board regularly reviews information provided by management to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board's oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our CHC Committee oversees risks related to our compensation policies, our Audit Review Committee oversees financial reporting and control risks and our NCG Committee oversees risks associated with the independence of the Board and potential conflicts of interest. In addition, our Audit Review Committee is responsible for reviewing and discussing with management our risk exposure relating to cybersecurity, which includes reviewing the state of our cybersecurity program and emerging cybersecurity developments and threats, as well as the steps management has taken to monitor and mitigate such exposure.
Each committee reports on their discussions of the applicable risks to the full Board during Board meetings. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Directors' Meetings and Committees
Our Board held six meetings in 2021. In 2021, all of our current Directors attended more than ninety percent (90%) of the meetings held by our Board and by the committees on which they served. We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our Directors, as of the date of our 2021 annual meeting of stockholders, attended our 2021 annual meeting of stockholders.
In accordance with NYSE rules, our non-management Directors are scheduled to meet in executive session, without management, at least once a year. These executive sessions are typically held following each regular Board meeting, with the Non-Executive Chairman presiding. In addition, the independent members of the Board meet at least once a year in separately scheduled sessions. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. A meeting of the independent directors was held on May 19, 2021.
Our Board has established the following standing committees: an Audit Review Committee, a CHC Committee, an NCG Committee and an Executive Committee. The current members of each committee and the number of meetings held in 2021 are shown below:

Director	Audit Review	CHC	NCG	Executive
J.C. Butler, Jr.				X
John S. Dalrymple, III	X		X
John P. Jumper	X	X	Chair	X
Dennis W. LaBarre	X	X	X	X
Michael S. Miller	X	Chair	X	X
Richard de J. Osborne	Chair	X	X	X
Alfred M. Rankin, Jr.				Chair
Matthew M. Rankin
Roger F. Rankin
Lori J. Robinson	X		X
Robert S. Shapard	X	X
Britton T. Taplin
2021 Meetings	6	6	4	0
Audit Review Committee
The Audit Review Committee has responsibilities in its charter with respect to:
•the quality and integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the adequacy of our internal controls;
•our policies to monitor and control our major financial risk exposures;
•reviewing and discussing with management the processes and controls in place around corporate responsibility disclosures, including environmental, social and governance disclosures;
•the qualifications, independence, selection, compensation and retention of our independent registered public accounting firm;
•the performance of our internal audit department and independent registered public accounting firm;

•assisting our Board and us in interpreting and applying our corporate compliance program and other issues related to corporate and employee ethics; and
•preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.
Our Board has determined that:
•Messrs. Osborne, Miller and Shapard qualify as audit committee financial experts as defined in rules issued by the U.S. Securities and Exchange Commission ("SEC");
•each member of the Audit Review Committee is independent, as defined by the SEC and described in the listing standards of the NYSE; and
•each member of the Audit Review Committee is financially literate as described in the NYSE listing standards.
Compensation and Human Capital Committee
In 2021, the Company's compensation committee was renamed the CHC Committee to emphasize the Company's commitment to developing and investing in its people. The CHC Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers, senior managers and Directors as well as for developing and investing in the Company's human capital. Among other things, these responsibilities include:
•the review and approval of corporate goals and objectives relevant to compensation;
•the evaluation of the performance of the CEO, other executive officers and senior managers in light of these goals and objectives;
•the determination and approval of CEO, other executive officer and senior manager compensation levels;
•the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;
•the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including equity-based plans and other incentive plans;
•the periodic review of Board compensation;
•the periodic review of the Company's human capital strategies and programs; and
•the review and approval of the Compensation Discussion and Analysis and the preparation of the annual CHC Committee Report to be included in our Proxy Statement.
The CHC Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our executive officers and senior managers. The CHC Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under Compensation-Setting Process on page 14. The Board has determined that each member of the CHC Committee is independent, as defined in the SEC rules and described in the NYSE listing standards.
Nominating and Corporate Governance Committee
Among other things, the NCG Committee's responsibilities contained in its charter include:
•the review and making of recommendations to our Board regarding the criteria for membership on our Board;
•the review and making of recommendations to our Board regarding the optimal number and qualifications of Directors believed to be desirable;
•the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company;
•the identification and making of recommendations to our Board of specific candidates for membership on our Board;
•oversight of the Company's corporate responsibility programs, including environmental, social and governance matters; and
•oversight of an annual review of our Board.
The NCG Committee will consider Director candidates recommended by our stockholders. See Procedures for Submission and Consideration of Director Candidates on page 35. The NCG Committee is also responsible for reviewing and recommending changes to our Certificate of Incorporation, Bylaws, Code of Corporate Conduct and Corporate Governance Guidelines, as appropriate; overseeing evaluations of the Board and management; overseeing continuing education of the Board on relevant topics, including among other matters, ethics, compliance, governance, cybersecurity and matters relating to the Company's businesses; and annually reporting to the Board the NCG Committee's assessment of our Board's performance. The Board has determined that each member of the NCG Committee is independent, as defined by the SEC and as described in the NYSE listing standards. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr. and J.C. Butler, Jr., regarding the composition of our Board.
Executive Committee
The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Directors' Independence
As our Board has elected not to make use at the present time of any of the exceptions to the NYSE listing standards that are available to controlled companies, a majority of the members of our Board are independent, as described in the NYSE listing standards, and our CHC Committee, Audit Review Committee and NCG Committee are composed entirely of independent Directors. In making a determination as to the independence of our Directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each Director's relationship with us. Based on this criteria, our Board has determined that the following current Directors are independent:

John S. Dalrymple, III	Matthew M. Rankin
John P. Jumper	Lori J. Robinson
Dennis W. LaBarre	Robert S. Shapard
Michael S. Miller	Britton T. Taplin
Richard de J. Osborne
In making the determination that General Robinson is an independent director, the Board also considered her role as a director for Korn Ferry, our independent compensation consultant.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served as a member of our CHC Committee.

Review and Approval of Related-Person Transactions
J.C. Butler, Jr., our current President and CEO, is the son-in-law of Alfred M. Rankin, Jr., our current Non-Executive Chairman. Mr. Roger F. Rankin, one of our Directors in 2021, is the brother of Alfred M. Rankin, Jr. In 2021, Mr. Alfred Rankin received $789,007 in total compensation from us (as shown on the Director Compensation Table on page 37), Mr. Butler received $4,135,014 in total compensation from us (as shown on the Summary Compensation Table on page 27) and Mr. Roger Rankin received $183,778 in total compensation from us (as shown on the Director Compensation Table on page 37).
The Audit Review Committee reviews all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the processes and controls to obtain information from the Directors and executive officers with respect to related-person transactions in order to enable the Audit Review Committee, and in certain circumstances the CHC Committee, to determine whether the Company or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee, and in certain circumstances the CHC Committee, considers:
•the nature of the related person's interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person and to us;

•whether the transaction would impair the judgment of a Director or executive officer to act in our best interest; and
•any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee, or the CHC Committee in certain circumstances, will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person. Any member of the Audit Review Committee, or the CHC Committee in certain circumstances, who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such Director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications With Directors
Our stockholders and other interested parties may communicate with our Board as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. Copies of all written communications delivered by stockholders will be provided to all other Directors unless they are considered improper for submission to the Directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business or communications that relate to improper or irrelevant topics.

Audit Matters
Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services, limited tax services, and other pre-approved services will be performed by EY, our principal independent registered public accounting firm. All such services must be pre-approved by our Audit Review Committee. For 2021, the Audit Review Committee authorized us to engage EY for specific audit and audit-related services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments periodically at meetings of the Audit Review Committee. The Audit Review Committee has considered whether the providing of non-audit services to us by EY is compatible with maintaining its independence. In addition, we have adopted a policy to limit the services provided by our independent registered public accounting firm that are not audit or audit-related services.
Fee Information
Fees for professional services provided by our auditors included the following (in millions):

	2020	2021
Audit Fees (1)	$2.0	$2.1
Audit-Related Fees (2)	$0.1	$—
Tax Fees (3)	$—	$—
All Other Fees (4)	$0.1	$—
Total	$2.2	$2.1

(1) "Audit Fees" principally include services rendered by EY for the audit of our annual financial statements and internal controls; the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.
(2) "Audit-Related Fees" include assurance and related services rendered by EY for accounting advisory matters.
(3) "Tax fees" are for tax compliance related services and were de minimis in 2020 and 2021.
(4) Non-audit related fees that were billed for projects and services provided by EY. During 2020, EY performed permissible internal audit and cybersecurity advisory services for the Company that were de minimis. No other services were performed by EY for the Company in 2021.

Report of the Audit Review Committee
The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent Directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee's responsibilities are listed beginning on page 7 and the Audit Review Committee's charter is available at https://ir.nacco.com/governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed the audited financial statements contained in our Annual Report with Company management.
The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the applicable requirements of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the rules of the SEC, and other applicable regulations. In addition, the Audit Review Committee has discussed with EY the firm's independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY's independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company's audited financial statements for the year ended December 31, 2021, and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and EY's audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed by the Company with the SEC.

RICHARD DE J. OSBORNE, Chairman
JOHN S. DALRYMPLE, III            JOHN P. JUMPER
DENNIS W. LABARRE                 MICHAEL S. MILLER
LORI J. ROBINSON                ROBERT S. SHAPARD

PART II - EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers ("NEOs"). The compensation provided to our NEOs for fiscal year ended December 31, 2021 is set forth in detail in the Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our NEOs.
For 2021, the Company qualifies as a smaller reporting company under the SEC's amended definition of "smaller reporting company." The Company has, nonetheless, chosen to provide many of the compensation-related disclosures that are required for larger public companies and that the Company has historically provided. However, the Company is disclosing compensation for only three NEOs and is disclosing only two years of compensation data in the Summary Compensation Table, consistent with the disclosure requirements applicable for smaller reporting companies.
The Company has continued to operate as an essential business during the COVID-19 pandemic because it supports critical infrastructure industries. The Company did not make changes to the performance metrics for either the short-term incentive plan or the long-term incentive plan.
Named Executive Officers for 2021

The NEOs for 2021 are:
J.C. Butler, Jr.	Carroll L. Dewing	John D. Neumann
President and CEO	Vice President, Operations	Vice President, General Counsel and Secretary
Compensation Highlights
Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation and defined contribution retirement benefits.
2021 NEO Total Direct Compensation at a Glance
The following illustration depicts the mix of pay delivered to our NEOs for the 2021 performance year.

What NACCO Does and Doesn't Do

Good Compensation Governance Practiced by NACCO
•Align our executive compensation with corporate performance on both a short-term and a long-term basis.	•Set target compensation at the 50th percentile of our chosen benchmark.

•Establish target and maximum awards for our short-term and long-term incentive plans.	•Equity compensation awards for Directors and NEOs generally must be held for up to ten years.

•In 2021, over 73% of total NEO compensation was performance based.	•Conduct an annual risk assessment of our compensation program.

•Use an independent compensation consultant who does not perform any other work for the Company.	•Our CHC Committee is made up solely of independent directors and makes all executive compensation decisions.

•Provide limited change in control protections for all employees that (1) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (2) provide for pro-rata target incentive payments for the year of any change in control.
•Provide a modest level of perquisites for certain key executives, the majority of which are paid in cash, that are determined based on market data.

Controversial Compensation Governance NOT Practiced by NACCO
•Provide our NEOs any minimum or guaranteed bonuses.	•Provide uncapped award opportunities.

•Use total shareholder return (“TSR”) as a performance metric. In our experience, TSR captures fluctuations in stock price, rather than measuring the performance of our executive team in operating our business. Additionally, our stock is not heavily traded. Accordingly, fluctuations in our stock price are not indicative of our performance.
•We do not have any active defined benefit plans and only gave one NEO credit for time worked under our frozen pension plans.

•Provide any tax gross-ups except for service awards and certain relocation expenses.	•Provide our NEOs with employment or severance agreements or individual change in control agreements.

•We do not take into account our long-term awards when determining our retirement benefits.	•Permit stock awards to be hedged or transferred during this time.
Consideration of Most Recent "Say on Pay" Vote

99%	NACCO again received strong support for our compensation program with approximately 99% of the votes cast approving our advisory vote on Named Executive Officer compensation at our 2021 Annual Meeting of Stockholders.
Approval

We held a non-binding stockholder advisory vote at our 2021 Annual Meeting of Stockholders to approve the compensation of our NEOs, also known as “Say on Pay.” This stockholder resolution was approved by approximately 99% of the votes cast. This was the fifth consecutive year we received a say on pay result significantly above 90%, which we believe demonstrates our stockholders’ satisfaction with the alignment of our NEOs' compensation with the Company's performance. Accordingly, we have not made significant changes to the compensation program for 2021 in response to this vote.

Excluding founding family shares from the vote:
97%	If you exclude family shares from the vote, NACCO received strong support for our compensation program with approximately 97% of the remaining votes cast approving our advisory vote on Named Executive Officer compensation at our 2021 Annual Meeting of Stockholders.
Approval

Even removing the impact of the founding family shares on the Say on Pay vote, we still have overwhelming approval of our compensation program. This was the fifth consecutive year we received a say on pay result significantly above 90%, which we believe demonstrates our stockholders’ satisfaction with the alignment of our NEOs' compensation with the Company’s performance.

Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to provide an attractive, flexible, and market-based total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance to our stockholders, customers, and communities. Our executive compensation program is an important component of these overall human resources policies. Equally important, we view compensation practices as a means for communicating our goals and performance and for motivating and rewarding employees in relation to their achievements.
Overall, the same principles that govern the compensation of all our salaried employees apply to the compensation of our executive officers. Within this framework, we observe the following principles:

•Competitive Pay Levels: Total compensation is competitive with industry peers to attract and retain all employees, including our executives, with similar levels of experience, skills, education and responsibilities.
•Internal Equity: Compensation takes into account the different levels of responsibilities, scope, risk, performance and future potential of our executives.

•Balance cash and equity: We balance the mix of cash and equity compensation to align compensation to both long- and short-term results of the Company
•Align compensation with stockholder interests: The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of our Class A Common Stock.

•Pay for performance: A significant portion of the compensation of our executive officers should vary with business performance to reward the successful achievement of our growth objectives and drive the development of a successful and profitable business.

•Clearly communicate plans so that they are understood: We clearly communicate to our employees, and especially to our NEOs, their specific goals, targets, and objectives to ensure our executives are focused on achieving the financial and operational results that the CHC Committee believes will best promote stockholder value.

Compensation-Setting Process
Role of our Compensation and Human Capital Committee
The CHC Committee establishes and oversees the administration of our policies for compensating our employees, including our NEOs. The members of the CHC Committee consist solely of independent Directors. The CHC Committee's responsibilities are listed on page 8.
Role of Management
Our management, in particular the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of our executive officers. The President and CEO of the Company annually reviews the performance of each executive officer (other than the President and CEO whose performance is reviewed by the CHC Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the CHC Committee. In addition to the President and CEO's recommendations, the CHC Committee considers recommendations made by Korn Ferry, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The CHC Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the CHC Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Role of Compensation Consultant
The CHC Committee receives assistance and advice from Korn Ferry, an internationally recognized compensation consulting firm. Korn Ferry is engaged by and reports to the CHC Committee and also provides advice and discusses compensation issues directly with management.
Korn Ferry makes recommendations regarding substantially all aspects of compensation for our Directors and senior management employees, including the NEOs. For 2021, Korn Ferry was engaged to make recommendations regarding:
•director compensation levels;
•2021 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for senior management positions;
•2021 salary midpoints and/or range movement for all other employee positions;
•mid-year job evaluations for all senior management, which may include adjustments to salary point levels, salary midpoints and incentive targets and/or changes to current senior management positions; and
•geographic pay differentials for all exempt and certain non-exempt positions.
All senior management salary point recommendations are determined by Korn Ferry through the consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.
    Representatives of Korn Ferry attended one of the CHC Committee meetings in 2021 and, during that meeting, consulted with the CHC Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2021. The CHC Committee considered and assessed all relevant factors, including the six factors set forth in Rule 10c-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934 (the "Exchange Act"), that could give rise to a potential conflict of interest with respect to Korn Ferry. For 2021, these factors included the fact that, as described above, one of our Directors (Lori J. Robinson) is a director of Korn Ferry. Based on this review, the CHC Committee assessed the independence of Korn Ferry, but did not identify any conflict of interest that has been raised by the work performed by Korn Ferry.
Competitive Market Review
The CHC Committee believes that benchmarking against other companies in our industry would not produce a meaningful peer group due to the diversification of our operating businesses, ranging from coal, aggregates and other minerals mining, oil and gas and other minerals development, and stream and wetland mitigation solutions. Accordingly, we use survey data provided by Korn Ferry to assess the competitiveness of our executive compensation program. Specifically, we use Korn Ferry's General Industry survey, which includes a broad group of domestic industrial organizations ranging in size from approximately $500 million to approximately $1 billion in annual revenues. We exclude retail and finance segments from the data results. We did not select the entities that comprise this survey group, and the component entities' identities were not a material factor in this analysis.
The CHC Committee chose this survey as its benchmark for the following reasons:
•it provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit;
•the use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year; and
•it provides a competitive framework for recruiting employees from outside our industry.
Using its proprietary salary point methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industry survey. The CHC Committee directs Korn Ferry to derive a median salary level for each salary point level targeted at the 50th percentile of the General Industry survey (the "salary midpoint"). The CHC Committee typically sets target compensation levels at (or slightly above or below) the salary midpoint determined by Korn Ferry because it believes that the use of salary midpoints (1) helps to ensure our compensation program provides sufficient compensation to attract and retain talented executives and (2) maintains internal pay equity, without overcompensating our employees.
Total Target Compensation
The CHC Committee establishes a comprehensively defined "target total compensation" amount for each senior management employee following rigorous evaluation standards that help to ensure internal equity. In this process, the CHC Committee reviews tally sheets that detail the various elements of compensation for each NEO and other senior management employees. Specifically, the tally sheets list each employee's title, salary points, midpoint, base salary, cash in lieu of perquisites (if applicable), short-term incentive target award, long-term incentive target award, total target compensation for the current year, as well as that being proposed for the subsequent year. These tally sheets are used to evaluate the appropriateness of the total compensation package, to compare each executive officer's total compensation opportunity with his or her actual aggregate payment and to ensure that the compensation appropriately reflects the compensation program's focus on pay for performance.
In November 2020, the CHC Committee reviewed compensation information for each of our NEOs to decide whether it should make changes to the 2021 compensation program. The CHC Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2021.
The design of our compensation program provides employees with the opportunity to earn above-target compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The following table sets forth target total compensation for the NEOs, as recommended by Korn Ferry and approved by the CHC Committee for 2021:

Named Executive Officer	(A) Salary Midpoint ($)	(%)	(B) Cash in Lieu of Perquisites ($) (1)	(%)	(C) Short-Term Plan Target ($)	(%)	(D) Long-Term Plan Target ($) (2)	(%)	(A)+(B)+(C)+(D) Target Total Compensation ($)
J.C. Butler, Jr.	$782,600	26%	$35,000	1%	$704,340	24%	$1,439,984	49%	$2,961,924
Carroll L. Dewing	$367,100	47%	$16,000	2%	$165,195	21%	$232,191	30%	$780,486
John D. Neumann	$346,400	48%	$16,000	2%	$155,880	22%	$199,180	28%	$717,460
(1)In addition to providing limited perquisites to a limited number of employees in unique circumstances, senior management employees, including our NEOs, are paid a fixed dollar amount of cash in lieu of perquisites. The dollar amounts provided to the NEOs in 2021 were approved by the CHC Committee in November 2020 based on a triennial analysis performed by Korn Ferry in August 2020, at which time the CHC Committee decided not to change the amounts. Based on this analysis, the CHC Committee set a defined perquisite allowance for each senior management employee, based on salary point levels. These amounts are paid in cash ratably throughout the year. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.
(2)The amounts shown include a 15% increase from the Korn Ferry-recommended long-term plan target awards that the CHC Committee applies each year to account for the immediately taxable nature of NACCO Industries, Inc.'s Executive Long-Term Incentive Compensation Plan ("Long-Term Equity Plan") awards.
    Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (1) a qualified defined contribution plan and (2) a nonqualified defined contribution plan (the "Excess Plan"). Mr. Dewing is also entitled to frozen qualified and non-qualified retirement benefits. In addition, the CHC Committee may award discretionary cash and equity bonuses to employees, including the NEOs. In February 2018, the Company terminated certain nonqualified deferred compensation plans. As a result, the Company was required to amend the Excess Plan so that participants could no longer defer short-term incentive payments, which prevented the participants from also receiving matching and profit sharing contributions to the Excess Plan based on the deferrals from the short-term incentive payments. The CHC Committee approved make-whole payments to account for the lost matching and profit sharing contributions which would be paid as a bonus. The first year of the make-whole payments was 2020, and the make-whole payment was made again for 2021.
Direct Compensation Components
Annually the CHC Committee reviews the total direct compensation for the NEOs. Based on this review, the CHC Committee may selectively adjust the base salary, short-term incentive award target, and the long-term incentive award target of the NEOs. In determining any adjustments, the CHC Committee generally takes into account the following factors: level of experience and impact in the role; changes in market data; and compensation positioning overall and by component. Executives new to their current roles are positioned towards the lower end of their competitive range while executives with more experience are generally positioned at the higher end of the range.
Base Salaries
The CHC Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests. For 2021, the CHC Committee determined the base salary for each NEO by generally taking into account his individual performance for 2020 and the relationship of his 2020 base salary to the new 2021 salary midpoint for his salary point level. In general, base salaries are set between 80% and 120% of an employee's salary midpoint. The CHC Committee also took into account other relevant information, including:
•General inflation, salary trends and economic forecasts provided by Korn Ferry;
•General budget considerations and business forecasts provided by management; and
•Any extraordinary personal or corporate events that occurred during 2020.
    Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.
    The following table sets forth the annual base salary rate determined for each NEO for 2021:

Named Executive Officer	2021 Salary Midpoint ($)	2021 Base Salary and as a Percentage of Salary Midpoint ($) (%)		Salary Increase Compared to 2020 Base Salary (%)	Cash in Lieu of Perquisites ($)
J.C. Butler, Jr.	$782,600	$746,634	95%	4.0%	$35,000
Carroll L. Dewing	$367,100	$360,845	98%	3.8%	$16,000
John D. Neumann	$346,400	$358,130	103%	3.8%	$16,000
Incentive Compensation
One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the Company or the business unit for which the employee performed services. In 2021, all of the NEOs participated in (1) the NACCO Industries, Inc. Short-Term Incentive Compensation Plan (the "Short-Term Plan") and (2) the Long-Term Equity Plan.
Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific corporate financial and operating targets. The CHC Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the target total compensation table on page 16, over 72% of Mr. Butler's 2021 target compensation was variable or "at risk" and tied to Company performance and, as a group, over 50% of the other NEOs' target compensation was tied to Company performance. Each of the NEOs' incentive compensation payouts for 2021 exceeded the sum of their respective fixed payments (base salary plus perquisite allowance) for the year.
    The performance criteria and target performance levels for the incentive plans are established within the CHC Committee's discretion, and are based upon management's recommendations as to the performance objectives of the Company or the particular business for the year. Two types of performance targets are used in the incentive compensation plans:
•Targets Based on Annual Operating Plans. Certain performance targets were based on financial forecasts contained in the Company's 2021 annual operating plan ("AOP"). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.
•Targets Based on Strategic Business Goals. Other performance targets were not based on the 2021 AOP. Rather, they were based on short-term and long-term goals established by the CHC Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. The Project Focus List and Special Project Award, which are under the Short-Term Plan and Long-Term Equity Plan, are examples of a target based on strategic corporate objectives that the CHC Committee believes will strengthen performance in the current year and also deliver over the long-term. The Minerals Management Invest Award target under the Long-Term Equity Plan is an example of a target based on long-term corporate objectives that the CHC Committee believes we should deliver over the long-term, not the performance that is expected in the current year or the near term.
Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.
Incentive Compensation Tables. When reviewing the incentive compensation tables beginning on page 18, the following factors should be considered:
•The CHC Committee considered the factors described above under "Incentive Compensation - Overview" to set the performance criteria and target performance levels for the 2021 incentive compensation awards. The particular performance criteria for 2021 were chosen because they were believed to have a positive correlation with long-term stockholder returns.
•For 2021, the maximum awards under the Short-Term Plan may not exceed 150% of the target award level. The cash-denominated awards under the Long-Term Equity Plan may not exceed 200% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment).
•Achievement percentages are based on the formulas contained in performance guidelines adopted annually by the CHC Committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.
•Target awards for each executive are equal to a specified percentage of the executive's 2021 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the CHC Committee at that level. The CHC Committee then increases the target awards under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.
•The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the CHC Committee.
•The CHC Committee, in its discretion, may decrease or eliminate awards. The CHC Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards.
•Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually as a combination of cash and restricted shares of Class A Common. The cash portion of the award is to satisfy tax withholding requirements. The restricted shares are subject to a holding period of ten years for our NEOs.
•All awards are fully vested when granted.
Short-Term Incentive Compensation
Our short-term incentive compensation is an annual performance-based cash incentive arrangement. Each NEOs target short-term incentive opportunity is based on the competitive market analysis performed by Korn Ferry, and reviewed by the CHC Committee, every three years. The following table shows the short-term target awards and payouts approved by the CHC Committee for each NEO for 2021:

Named Executive Officer	(A) 2021 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E) = (C) x (D) Short-Term Plan Payout ($)
J.C. Butler, Jr.	$782,600	90%	$704,340	131.5%	$926,207
Carroll L. Dewing	$367,100	45%	$165,195	131.5%	$217,231
John D. Neumann	$346,400	45%	$155,880	131.5%	$204,982

The performance goals were set by the CHC Committee at its February 2021 meeting.

The 2021 short-term incentive awards were tied to results in the following areas:
Corporate Financial Objectives	Strategic Objectives	Safety Objectives	Environmental Objectives
•operating profit, which measures business efficiency and profitability	•corporate or business unit-specific goals that contribute to the Company's long-term strategy to protect its existing business as well as grow and diversify	•specific safety goals that contribute to a safe working environment for our people	•specific environmental goals that contribute to a better environment for our communities
The following table shows the performance criteria established by the CHC Committee for 2021 under the Company's Short-Term Plan to determine final incentive compensation payments for the NEOs. As detailed in the performance chart below, most of the performance metrics have their own cap, while the total short-term incentive payout is capped at 150%.

Short-Term Plan Performance Criteria and Achievement
Performance Criteria	(A) Weighting	Performance Target	Cap on Performance Factor Achievement	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Consolidated Operating Profit (1)	30%	$9,917,417	200%	$32,840,979	200%	60.0%
Project Focus List (2)	25%	—	125%	—	103.8%	26.0%
Special Project Award (3)	15%	—	N/A	—	87.8%	13.2%
Safety Incident Report Index (4)	15%	50% of National Average	150%	43%	106.6%	16.0%
MSHA/OSHA Violations (5)	5%	50% of National Average	150%	27%	123%	6.2%
Environmental Citations (6)	10%	Zero Citations per location	150%	8%	100.8%	10.1%
Final Payout Percentage						131.5%
(1)The achievement for Consolidated Operating Profit exceeded the 200% cap for this performance factor and was limited based on the cap. Without this cap, the total Short-Term Plan payout would have been 170.8%. For the 2021 performance period, the Consolidated Operating Profit is calculated as: (a) operating profit under US GAAP as applied on January 1, 2021, less the fully burdened expenses accrued for incentives under the 2021 Short-Term and Long-Term Equity Plans, net of savings, compared with the amounts included in the 2021 annual operating plan and (b) included the following adjustments (a) certain litigation expenses or settlements; (b) lease impairment charges; (c) oil and gas profits above cap established by CHC Committee; and (d) results attributable to new projects entered into during 2021.
(2)We do not disclose the Project Focus List targets or results due to their competitively sensitive nature. They are highly specific, task-oriented goals which focus on the Company's efforts to protect its existing business and grow and diversify. Among other things, they identify specific future projects, customers and contracts. During 2021, the following factors influenced the CHC Committee's rating of the Company's performance on the Project Focus List performance factor: (a) improving Mississippi Lignite Mining Company ("MLMC")'s projected ROTCE; (b) protecting our core coal mining contacts and looking for new opportunities; (c) continuing to identify and evaluate opportunities to grow the NAMining business and enhance profitability; (d) continue to work with the customer of the Thacker Pass Project to develop the mine; (e) identifying and pursuing strategies to optimize value of existing owned oil and gas interests and identifying execution plans to build our minerals management business through Catapult Partners; (f) advancing development of Mitigation Resources in the stream and wetland mitigation banking business; and (g) looking at additional new business platforms that could provide additional growth and diversification with acceptable risk adjusted returns.  For 2021, the CHC Committee believed that NACCO could meet certain targets outlined in the 2021 Project Focus List since they were designed to be reasonably achievable with strong management performance.
(3)We do not disclose the Special Project Award targets or results due to their competitively sensitive nature. The Special Project Award is calculated based on the present value of new or extended projects (determined based on the present value of the forecasted after-tax cash flow over the life of the project based on the contract terms) against a pre-determined target established by the CHC Committee for the award year. In order to promote business growth, there is no cap on the Special Project Award factor; however, the entire Short-Term Plan award is limited to 150%. For 2021, the CHC Committee believed the Company could meet this target, since it was designed to be reasonably achievable with strong management performance.

(4)The Safety Incident Report Index represents the number of MSHA injuries or OSHA injuries that occurred for each 200,000 employee hours worked in the performance year. The goal is to have a safety incident rate that is lower than 50% of the national average. The Safety Incident Rate is calculated based on each site, with the NEOs receiving an award based on the average Safety Incident Rate for all sites. The CHC Committee excluded a safety incident at one site because the Company is appealing the citation, and the CHC Committee excluded a safety incident at another site because the incident occurred at the end of 2020 and was included in the payout determination of the 2020 Short-Term Plan award; however, MSHA reported the incident as occurring in 2021 because that is when the first day of lost time occurred. These exclusions increased the average Safety Incident Rate used to calculate the Short-Term Plan award received by the NEOs in 2021.
(5)The MSHA/OSHA Violations factor is a location's weighted average of the number of violations per inspection days relative to the national average violation per inspection days average for MSHA or OSHA violations. The goal is to have a MSHA/OSHA violations weighted average that is lower than 50% of the national weighted average. The MSHA/OSHA violations factor is calculated at each site, with the NEOs receiving an award based on the average MSHA/OSHA violations for all sites. The CHC Committee excluded an MSHA violation at one site because the Company is appealing the violation, and the CHC Committee excluded an MSHA violation at another site because the incident occurred at the end of 2020 and was included in the payout determination of the 2020 Short-Term Plan award; however, MSHA reported the incident as occurring in 2021 because that is when the first day of lost time occurred. These exclusions increased the average MSHA/OSHA Violations weighted average used to calculate the Short-Term Plan award received by the NEOs in 2021.
(6)The Environmental factor assesses a location's environmental citations received. A location must have zero citations to receive an award at target. A site must receive a notable environmental award or recognition to receive an award above target. Coyote Creek received an additional 20% achievement for the North Dakota Award for Excellence in Surface Coal Mining and Reclamation. MLMC received an additional 40% achievement for the Excellence in Surface Coal Mining Reclamation Good Neighbor Award from the Office of Surface Mining Reclamation and Enforcement. Another site received two environmental notice of violations. The CHC Committee determined these violations to be related and both relatively minor. Accordingly, the CHC Committee treated the violations as one. This treatment increased the average Environmental Citations used to calculate the Short-Term Plan award received by the NEOs.
Long-Term Incentive Compensation
The purpose of our long-term incentive compensation is to enable senior management employees to accumulate capital through strong, long-term managerial performance, which the CHC Committee believes contributes to the future success of our businesses. Our long-term incentive program requires a long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Award shares issued under the plan have a holding period of three, five, or ten years, as determined by the CHC Committee. The CHC Committee has determined that the ten-year holding period applies to all award shares issued to Messrs. Butler, Dewing and Neumann. Thus, the awarded amount is effectively invested in the Company for an extended period which encourages our executives to focus on our long-term profitability and strengthens the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the CHC Committee does not consider an NEO's long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.
Target awards under the Long-Term Equity Plan are initially expressed in a dollar amount equal to a percentage of the participant's salary midpoint based on the number of salary points assigned to the executive's position and the long-term incentive compensation targets for that salary point level recommended by Korn Ferry and adopted by the CHC Committee. The CHC Committee then increases these amounts by 15% to account for the immediately taxable nature of the equity awards.
Approximately 65% of the award is distributed in shares of restricted stock and the remaining 35% is distributed in cash to approximate the income tax withholding obligation as a result of the issuance of the restricted stock. The full amount of the award, including the fair market value of the restricted shares on the date of grant, is fully taxable to the participant on the award date. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:
•The average closing price of our Class A Common on the NYSE at the end of each week during the 2020 calendar year (or such other previous calendar year as determined by the CHC Committee no later than the 90th day of the award year); or
•The average closing price of our Class A Common on the NYSE at the end of each week during the 2021 award year.

    Participants have all of the rights of a stockholder, including the right to vote and receive dividends upon receipt of the shares. However, the award shares are subject to transfer restrictions for a period of up to ten years from the last day of the award year. The transfer restrictions lapse earlier in the event of (1) the participant's death or permanent disability or (2) three years (or earlier with the approval of the CHC Committee) from the date of retirement. The CHC Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2021.
Any gain participants realize in the long-run from awards that are issued under the Long-Term Equity Plan depends on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for a period of ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced over the holding period as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the Company, which is expected to lead to long-term returns to stockholders. The CHC Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual equity grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares of stock that an executive holds generally increases each year. Consequently, executives will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of our NEOs with those of other stockholders.
    Depending on the NEO's position, the Long-Term Equity Plan was designed to provide target long-term incentive compensation between 50% and 160% of his 2021 salary midpoint (57.5% and 184% including a 15% increase in target percentages to reflect the immediately taxable nature of the equity awards). The table below shows the long-term target awards and payouts approved by the CHC Committee for each NEO for 2021:

Named Executive Officer	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a % of Salary Midpoint ($) (1)	(C)= (A) x (B) Long-Term Plan Target ($)	(D) Long-Term Plan Payout as a% of Target (%)	(E)=(C) x (D) Cash-Denominated Long-Term Plan Payout ($) (2)	(F) Fair Market Value of Long-Term Plan Payout ($) (2)
J.C. Butler, Jr.	$782,600	184.0%	$1,439,984	137.5%	$1,979,978	$2,092,087
Carroll L. Dewing	$367,100	63.25%	$232,191	137.5%	$319,263	$337,339
John D. Neumann	$346,400	57.5%	$199,180	137.5%	$273,873	$289,379
(1)The target percentages for participants in the Long-Term Equity Plan include a 15% increase from the Korn Ferry-recommended long-term plan target awards that the CHC Committee applies each year to account for the immediately taxable nature of the Long-Term Equity Plan awards.
(2)Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the CHC Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted shares of Class A Common (approximately 65%). The actual number of shares of stock issued are determined by taking the dollar value of the stock component of the award and dividing it by the lower of the average share price during the 2021 performance period or the preceding calendar year. For 2021, the price of NACCO Class A Common, the CHC Committee defined the "average share price" for this purpose as the lower of (1) the average NACCO Class A Common share price for 2020, which was $28.423 or (2) the average of the NACCO Class A Common share price for 2021, which was $27.035. The amount shown in column (F) is the sum of (a) the cash distributed and (b) the grant date fair value of the stock that was distributed for the 2021 Long-Term Equity Plan awards. This amount is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). See Note (2) to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding the accounting treatment of our equity awards. This is the same amount that is disclosed in the Summary Compensation Table on page 27. The shares were valued on the date on which the Long-Term Equity Plan awards were approved by the CHC Committee. The difference in the amounts disclosed in columns (E) and (F) is due to the fact that the number of shares issued in Column (E) was calculated using the formula share price of $27.035 (explained above), while the grant date fair value in Column (F) was calculated using $29.390, which is the average of the high and low share price on the date the shares were granted.

The performance goals were set by the CHC Committee at its February 2021 meeting.

The 2021 long-term incentive awards were tied to results in the following areas:
Corporate Financial Objectives	Strategic Objectives
•return on total capital employed ("ROTCE"), which measures the level of investment to achieve profit •operating profit, which measures business efficiency and profitability	•corporate or business unit-specific goals that contribute to the Company's long-term strategy to protect its existing business and grow and diversify
The following table shows the information for awards granted to NEOs under the Long-Term Equity Plan for 2021. As detailed in the performance chart below, most of the performance metrics have their own cap, while the total long-term incentive payout is capped at 200%.

Long-Term Plan Performance Criteria and Achievement
Performance Criteria	(A) Weighting	Performance Target	Cap on Performance Factor Achievement	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Consolidated NACCO ROTCE (1)	25%	4.4%	150.0%	11.2%	150.0%	37.5%
Consolidated Operating Profit (2)	10%	$9,917,417	200.0%	32,840,979	200%	20%
Project Focus List (3)	35%	—	125.0%	—	103.8%	36.3%
Special Project Award (4)	20%	—	N/A	—	87.8%	17.56%
Minerals Management Investment Award (5)	10%	—	N/A	—	260.8%	26.1%
Final Payout Percentage						137.5%
(1)The achievement for Consolidated NACCO ROTCE exceeded the 150% cap for this performance factor and was limited to 150% cap. Without the cap on the ROTCE and Operating Profit metrics, the total Long-Term Equity Plan payout would have been 153.3%. For the 2021 performance period, the Company's ROTCE is calculated as: (a) Earnings Before Interest After-Tax after adjustments divided by (b) Total Capital Employed after adjustments. Earnings Before Interest After-Tax is equal to the consolidated net income from continuing operations plus the sum of interest expense, net of interest income, less 23% for taxes (12% for taxes incurred in a legal entity that is eligible to claim percentage depletion). Total Capital Employed is equal to (c) the sum of the average debt and average stockholders' equity less (d) average consolidated cash. Average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen. Adjustments to ROTCE included: (a) impacts from certain trusts established to manage legacy liabilities; (b) mark-to-market adjustments on stock holdings; (c) environmental expenses; (d) black lung liability; (e) deferred financing fees; and (f) costs relating to valuation allowances against deferred tax assets. Adjustments to operating profit discussed in Note (1) to the Short-Term Plan Performance Criteria and Achievement table above also impacted ROTCE.
(2)The achievement for Consolidated Operating Profit exceeded the 200% cap for this performance factor and was limited based on the cap. Without this cap, the total Short-Term Plan payout would have been 170.8%. For the 2021 performance period, the Consolidated Operating Profit is calculated as discussed in Note (1) to the Short-Term Plan Performance Criteria and Achievement table above.
(3)We do not disclose the Project Focus List targets or results due to their competitively sensitive nature. They are highly specific, task-oriented goals which focus on the Company's efforts to protect its existing business and grow and diversify. Among other things, they identify specific future projects, customers and contracts. During 2021, the following factors influenced the CHC Committee's rating of the Company's performance on the Project Focus List performance factor: (a) improving MLMC's ROTCE; (b) protecting our core coal mining contacts and looking for new opportunities; (c) continuing to identify and evaluate opportunities to grow the NAMining business and enhance profitability; (d) continue to work with the customer of the Thacker Pass Project to develop the mine; (e) identifying and pursuing strategies to optimize value of existing owned oil and gas interests and identifying execution plans to build our minerals management business through Catapult Mineral Partners; (f) advancing development of Mitigation Resources in the stream and wetland mitigation banking business; and (g) looking at additional new business platforms that could provide additional growth and diversification with acceptable risk adjusted returns.  For 2021, the CHC Committee believed that NACCO could meet certain targets outlined in the 2021 Project Focus List since they were designed to be reasonably achievable with strong management performance.

(4)We do not disclose the Special Project Award targets or results due to their competitively sensitive nature. The Special Project Award is calculated based on the present value of new or extended projects in the coal or aggregates mining or stream and wetland mitigation solutions businesses (determined based on the forecasted after-tax cash flow over the life of the project based on the contract terms, including a present value calculation over the life of the contract) against a pre-determined target established by the CHC Committee for the award year. In order to promote business growth, there is no cap on the Special Project Award factor; however, the entire Long-Term Equity Plan award is capped at 200%. For 2021, the CHC Committee believed the Company could meet this target, since it was designed to be reasonably achievable with strong management performance.
(5)We do not disclose the Minerals Management Investment Award targets or results due to their competitively sensitive nature. Similar to the Special Project Award, the Minerals Management Investment Award is calculated based on the present value of new or extended investments in the minerals management business (determined based on the forecasted after-tax cash flow over the life of the investment based on the contract terms) against a pre-determined target established by the CHC Committee for the award year. In order to promote business growth, there is no cap on the Minerals Management Investment Award factor; however, the entire Long-Term Equity Plan award is capped at 200%. For 2021, the CHC Committee believed the Company could meet this target, since it was designed to be reasonably achievable with strong management performance.
Other Compensation of Named Executive Officers
    Discretionary Restricted Stock Awards. The Company also maintains the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan (the "Supplemental Equity Plan"), which gives the CHC Committee the flexibility to provide additional discretionary equity compensation. The CHC Committee did not grant any awards under this plan for services performed in 2021.
Discretionary Cash Bonuses. The CHC Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to employees, including the NEOs, in addition to the incentive compensation described above. The CHC Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2021 performance. However, as discussed in more detail below, the CHC Committee approved a make-whole payment to account for the lost matching and profit sharing contributions to the Excess Plan, and 2021 was the second year of the make-whole payments. Mr. Butler was the only NEO to receive a make-whole payment.
Retirement Plans. The NEOs do not currently accrue any defined benefit pension benefits. Mr. Dewing is entitled to receive payments from a frozen qualified pension plan and a frozen nonqualified pension plan as indicated in the Pension Benefits Table on page 31.
We provide the NEOs and our other full-time employees with defined contribution retirement benefits. Employer contributions are designed to provide employees with competitive retirement income. The CHC Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
In general, the NEOs and other senior management employees receive the same retirement benefits as all other employees. However, the benefits that are provided to the NEOs and other senior management employees are provided under a combination of qualified and nonqualified defined contribution plans, while the benefits that are provided to other employees are provided only under qualified plans. The Excess Plan provides retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to various Internal Revenue Service limits and non-discrimination requirements.
Our qualified defined contribution plan contains the following three types of benefits: (1) employee deferrals; (2) matching contributions; and (3) profit sharing contributions. The compensation that is taken into account under the plan generally includes base salary and short-term incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. The Excess Plan contains the same three types of benefits, but does not include short-term incentive payments as compensation taken into account for determining these benefits.
Under the plans, eligible employees may elect to defer up to 25% of compensation. For 2021, the NEOs received employer matching contributions equal to 5% of compensation. Eligible employees also receive a profit sharing contribution equal to 6.0% of compensation and 5.7% of compensation in excess of the Social Security Wage Base for the year.
    The NEOs are each 100% vested in their retirement benefits. Benefits under the qualified plan are payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plan's trustee. Participants can elect various forms of payment including lump sum distributions, partial withdrawals and installments.

Under the Excess Plan:
•Participants' account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is one of the investment funds under the qualified plans (14% maximum);
•The amounts credited under the Excess Plan each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plan; and
•The amounts credited under the Excess Plan (other than the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution) are increased by 15% to reflect the immediately taxable nature of the payments.
    Other Benefits. All U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives, we do not believe these perquisites and other personal benefits constitute a material component of the executive officers' compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2021 is separately disclosed in the table on pages 16 and 17 and the limited non-cash perquisites are disclosed in Note (7) to the Summary Compensation Table on page 27.
No Individual Employment or Severance Agreements. None of the NEOs has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target incentive bonus.
Upon an NEO's termination of employment with us for any reason, the NEOs (and all other employees) are entitled to:
•Amounts earned during their term of employment, including earned but unpaid salary and accrued but unused vacation and holiday pay; and
•Benefits that are provided under the retirement plans, incentive plans, and Excess Plan.
    There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods. The CHC Committee will consider the facts and circumstances of an NEO's separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.
    Limited Change in Control Benefits for All Employees. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the CHC Committee believes that it is appropriate to provide limited change in control protections to our employees. Our NEOs have the same protections as other senior management employees. In the event of a change in control, we provide for:
•The payment of accrued benefits under our retirement plans; and
•The payment of a pro-rata target award under the current year's incentive plans.
The CHC Committee believes that:
•These change in control payment provisions are appropriate to assure payment to the executives due to the unfunded nature of the benefits provided under these plans.
•The skills, experience and services of our key management employees are a strong factor in our success and the occurrence of a change in control transaction would create uncertainty for these employees.
•Some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs and our limited change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control. Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the change in control payments will be "grossed up" for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.

For a further discussion of the potential payments that may be made to the NEOs in connection with a change in control, see Potential Payments Upon Termination/Change in Control beginning on page 30.
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)") generally provides that a publicly traded company may not deduct compensation of more than $1 million per person that is paid in the year to certain current or former executive officers.
While the CHC Committee considers in very general terms the application of Section 162(m) when making compensation decisions, it maintains the flexibility to compensate executive officers based on an overall determination of what it believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not to be deductible under applicable law. The CHC Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the Long-Term Equity Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See Note (2) to the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
    Assessment of Risks in our Compensation Program. As part of its oversight, the CHC Committee considers the impact of the Company's compensation program on the Company's risk profile. The CHC Committee directed management to annually undertake a detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify any potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; and financial and non-financial performance measures and allows for the use of CHC Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards; stated payment caps; insider-trading prohibitions and independent CHC Committee oversight. The CHC Committee agreed with the findings of management's assessment for 2021 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
    Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted under the Long-Term Equity Plan generally must be held for a period of up to ten years, which can result in the executive officers being required to hold a significant accumulation of Class A Common during their careers.
Impact of "Say-on-Pay" Stockholder Vote
When setting executive compensation for 2021, the CHC Committee took into account the results of the stockholder advisory vote on NEO compensation that occurred at our 2020 annual meeting of stockholders. At that meeting, we again received strong support for our compensation program, with approximately 99% of the votes cast approving our NEO compensation. Stockholders chose an annual say on pay frequency at our 2020 annual meeting, with the next pay frequency vote occurring at our 2023 annual meeting. The CHC Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program and applied the same principles in determining the amounts and types of executive compensation for 2022, and did not make any changes to our program as a direct result of the say-on-pay vote results.

Compensation and Human Capital Committee Report

The CHC Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the CHC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
JOHN P. JUMPER              MICHAEL S. MILLER RICHARD DE J. OSBORNE
Chairman
DENNIS W. LABARRE                      ROBERT S. SHAPARD

Summary Compensation Table
    The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries for the 2021 and 2020 fiscal years:

SUMMARY COMPENSATION TABLE For Fiscal Year Ended December 31, 2021
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value (5) and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
J.C. Butler, Jr.; President and CEO	2021	$781,634	$82,954	$1,399,082	$1,619,212	$19,738	$232,394	$4,135,014
	2020	$752,917	$111,021	$629,140	$864,553	$20,457	$205,644	$2,583,732
Carroll L. Dewing; Vice President, Operations	2021	$376,845	$—	$225,568	$329,002	$—	$104,663	$1,036,078
	2020	$363,802	$—	$101,962	$174,145	$45,607	$94,059	$779,575
John D. Neumann; Vice President, General Counsel and Secretary	2021	$374,130	$—	$193,504	$300,857	$7,077	$107,384	$982,952
	2020	$361,086	$—	$87,484	$162,423	$8,604	$94,098	$713,695
(1)The amounts reported under the "Salary" column include both base salary and the perquisite allowance. The cash in leiu of perquisite allowance for Mr. Butler is $35,000 and $16,000 for Messrs. Dewing and Neumann.
(2)The amount reported under the "Bonus" column is a make-whole payment the Company paid to affected participants of the Excess Plan, which was amended to exclude payments from the Short-Term Plan as compensation under the plan. The amendment prevented participants from deferring amounts from their short-term incentive payments and from receiving matching and profit sharing contributions on those deferrals. This amendment was made to comply with Section 409A of the Internal Revenue Code after the Company terminated certain nonqualified deferred compensation plans. The CHC Committee approved a make-whole payment to account for the missed matching and profit sharing contributions so that participants' benefits were not significantly reduced through no fault of the participants.
(3)The amounts reported in the Stock Awards column are the grant date fair value of the stock issued under the Long-Term Equity Plan computed in accordance with FASB ASC Topic 718. Refer to the table on page 21 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2021 under the Long-Term Equity Plan.
(4)The amounts listed for 2021 are the cash payments under the Short-Term Plan and the cash portion (approximately 35%) of the award under the Long-Term Equity Plan.
(5)Amounts listed in this column include the aggregate increase (or decrease) in the actuarial present value of accumulated plan benefits under our frozen defined benefit pension plans, as described in the Pension Benefits Table on page 31. $0 is included for Messrs. Butler and Neumann because they do not participate in any of our frozen pension plans. For 2021, while a $0 is included in the table above under the applicable disclosures, the amount of the decrease was $47,303 for Mr. Dewing.
(6)Amounts listed in this column reflect the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, that was credited to the NEOs' accounts under the plans described in the Nonqualified Deferred Compensation Table on page 31.

(7)All other compensation earned during 2021 for each of the NEOs is as follows:

	J.C. Butler, Jr.	Carroll L. Dewing	John D. Neumann
Employer Qualified Matching Contributions	$14,500	$14,500	$14,500
Employer Excess Plan Matching Contributions	$32,568	$10,860	$10,759
Employer Qualified Profit Sharing Contributions	$24,000	$24,000	$24,000
Employer Excess Plan Profit Sharing Contributions	$76,209	$27,203	$26,968
Employer Paid Life Insurance Premiums	$4,392	$3,148	$3,109
Perquisites and Other Personal Benefits (1)	$450	$—	$450
Tax Gross-Ups	$—	$—	$—
Other (2)	$80,275	$24,952	$27,598
Total	$232,394	$104,663	$107,384
(1)Perquisites are airline club memberships.
(2)Amounts listed in "Other" include employer-paid premiums for disability benefits and personal excess liability insurance for all NEOs, and payout of float holidays and certain accrued vacation that was not eligible to be rolled over to another year and was not used because of COVID-19, which were $33,302 for Mr. Butler, $17,223 for Mr. Dewing, and $20,988 for Mr. Neumann. Employer-paid premiums for disability benefits were $45,646 for Mr. Butler, $5,932 for Mr. Dewing, and $4,653 for Mr. Neumann.

Grants of Plan-Based Awards
The following table sets forth information concerning all awards granted to the NEOs for fiscal year 2021. There are no estimated payouts in the future under our incentive plans.
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2021

				(A) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		All Other Stock Awards Number of Shares of Stock	Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)	(#)
J.C. Butler, Jr.	N/A	Short-Term Plan	(3)	$704,340	$1,056,510	N/A	N/A	N/A	N/A
	2/22/2022	Long-Term Equity Plan	(4)	$503,994	$1,007,988	$935,990	$1,871,980	N/A	$1,399,082
Carroll L. Dewing	N/A	Short-Term Plan	(3)	$165,195	$247,793	N/A	N/A	N/A	N/A
	2/22/2022	Long-Term Equity Plan	(4)	$81,267	$162,534	$150,924	$301,848	N/A	$255,568
John D. Neumann	N/A	Short-Term Plan	(3)	$155,880	$233,820	N/A	N/A	N/A	N/A
	2/22/2022	Long-Term Equity Plan	(4)	$69,713	$139,426	$129,467	$258,934	N/A	$193,504
(1)There are no minimum or threshold payouts under any of our incentive plans.
(2)Amounts in this column reflect the grant date fair value of shares of stock that were granted and issued under the Long-Term Equity Plan determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table.
(3)Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2021 calendar year. The awards are paid out as soon as practicable after they are approved by the CHC Committee. Therefore, there is no payout opportunity for post-2021 years under this plan. The amounts disclosed are the target and maximum awards that were established by the CHC Committee in February 2021. The amount the NEOs actually received is disclosed in the Summary Compensation Table on page 27.
(4)Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2021 calendar year. The awards are paid out, partially in restricted stock and partially in cash, as soon as practicable after they are approved by the CHC Committee so there is no payout opportunity for post-2021 years under the plan. The stock portion of the awards is subject to transfer restrictions, generally for a period of ten years from the last day of the performance period, as described under the Long-Term Incentive Compensation section beginning on page 20. The amounts disclosed are the dollar values of the target and maximum awards that were established by the CHC

Committee in February 2021. The targets listed include the 15% increase to account for the immediately taxable nature of the equity awards and were calculated using a 200% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B) of this table. The amount the NEOs actually received is disclosed in the Summary Compensation Table on page 27.

Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table Awards Table
The compensation of the NEOs consists of the following components: base salary (which includes the perquisite allowance); short-term cash incentives; and long-term equity and non-equity incentives. All of the NEOs also receive various retirement benefits. Each of these components is described in detail in the Compensation Discussion and Analysis that begins on page 12. Additional details of certain components are provided below.

Equity Compensation
    All salaried employees in salary grades 14 and above, including the NEOs, participated in the Long-Term Equity Plan. All employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid (subject to transfer restrictions) when approved by the CHC Committee. Therefore, no equity awards remain outstanding to vest for the year ended December 31, 2021.
Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of restricted stock that are subject to transfer restrictions generally for a period of up to ten years from the last day of the performance period. Refer to Long-Term Incentive Compensation beginning on page 20 and Note (4) of the Grants of Plan-Based Awards table on page 28 for additional information regarding our equity awards. Refer to Incentive Compensation beginning on page 17 for additional information regarding our other incentive awards referenced in the Grants of Plan-Based Awards table.  Refer to Total Target Compensation on page 16 and Direct Compensation Components on page 18 for additional information regarding the amount of salary and bonus compensation in proportion to total compensation.
We do not sponsor any stock option plans and the Company did not grant any stock options during the fiscal year ended December 31, 2021 to any person, including the NEOs.
The following table reflects the stock awards issued under the Long-Term Equity Plan for 2021 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2021.

STOCK VESTED For Fiscal Year Ended December 31, 2021
Named Executive Officer (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
J.C. Butler, Jr.	44,839	$1,317,818
Carroll L. Dewing	7,675	$225,568
John D. Neumann	6,584	$193,504
(1)     The amounts shown in this table represent the net amounts received by Messrs. Butler, Dewing and Neumann. Their awards were granted pursuant to a net exercise, by which a portion of the shares of stock issued on the grant date were subject to immediate surrender to the Company to pay for the taxes associated with the stock portion of the award. Prior to the net exercise, Mr. Butler received 47,604 shares, with a fair market value of $1,399,082 realized on all shares initially issued; no shares of stock were surrendered for the awards to Messrs. Dewing and Neumann under the Long-Term Equity Plan.
(2)    The value realized on vesting is the average of the high and low price of Class A Common ($29.39) on the February 22, 2022 grant date under the Long-Term Equity Plan for the 2021 awards, multiplied by the number of award shares received when granted, which is also the vesting date.

Potential Payments Upon Termination/Change in Control
As discussed in more detail under Limited Change in Control Benefits for All Employees on page 24, the following change in control provisions are contained in our incentive plans and retirement plans as applied to the NEOs:
•The account balances as of the date of the change in control in the NACoal Long-Term Plan will be paid in a lump sum payment in the event of a change in control of the Company or the participant's employer; and
•Participants will also receive a pro-rated target award for the year of the change in control under our incentive plans.
For purposes of calculating the amount of any potential payments to the NEOs under the table below, we have assumed that a change in control occurred on December 31, 2021. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL
Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($) (1)	Estimated Total Value of all Payments on Change in Control ($) (2)
J.C. Butler, Jr.	$2,144,324	$2,144,324
Carroll L. Dewing	$397,386	$397,386
John D. Neumann	$355,060	$355,060
(1)This column reflects the award targets under the 2021 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs would have been entitled to receive their award targets for 2021 if a change in control had occurred on December 31, 2021. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2021 target awards. As described in Note (4) to the Grants of Plan-Based Awards Table, Messrs. Butler, Dewing and Neumann would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted Class A Common.
(2)A "change in control" for purposes of these plans generally consists of any of the following, provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:
(A) An acquisition of more than 50% of the voting securities of the Company (for those plans that cover the employees of the Company) or the voting securities of the subsidiary (for those plans which cover the employees of the subsidiary); other than acquisitions directly from the Company or the subsidiary, as applicable, involving (1) any employee benefit plan; (2) the Company; (3) the applicable subsidiary or one of its affiliates; or (4) the parties to the stockholders' agreement discussed under "Amount and Nature of Beneficial Ownership - Class B Common Stock" on page 44.
(B) The members of the Company's current Board (and their approved successors) ceasing to constitute a majority of the Company's Board or, if applicable, the board of directors of a successor of the Company.
(C) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor.
(D) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (1) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (2) at the time of the execution of the initial agreement, or of the action of the Board of the Company providing for such business combination, at least a majority of the members of the Board of the Company were incumbent Directors.

Nonqualified Deferred Compensation Benefits
Refer to Retirement Plans on page 23 for a detailed description of our nonqualified deferred compensation plans. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our nonqualified defined contribution, deferred compensation plans.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2021

Name	Applicable Plan	Executive Contributions in 2021 ($) (1)	Employer Contributions in 2021 ($) (2)	Aggregate Earnings in 2021 ($) (2)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($) (3)
J.C. Butler, Jr.	NACoal Excess Plan	$52,109	$108,777	$21,830	$185,016	$182,716
Carroll L. Dewing	NACoal Excess Plan	$79,017	$38,063	$8,748	$134,239	$125,828
John D. Neumann	NACoal Excess Plan	$20,915	$37,727	$7,838	$110,229	$66,480
(1)These amounts, which were otherwise payable in 2021 but were deferred at the election of the NEOs, are included in the 2021 Summary Compensation Table.
(2)All employer contributions and the "above-market earnings" portion (i.e., the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the "Aggregate Earnings" column are also included in the 2021 Summary Compensation Table.
(3)For the Excess Plan Aggregate Balance, $180,624 of Mr. Butler's account balance, $124,716 of Mr. Dewing's account balance and $65,719 of Mr. Neumann's account balance are reported as 2021 compensation in the 2021 Summary Compensation Table. Because the entire account balance under the Excess Plan is paid out each year, none of their current account balance was previously reported in prior Summary Compensation Tables.

Defined Benefit Pension Plans
The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under our frozen qualified and nonqualified pension plans:
PENSION BENEFITS
As of Fiscal Year Ended December 31, 2021

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J.C. Butler, Jr.	N/A (2)	N/A	N/A	N/A
John D. Neumann	N/A (2)	N/A	N/A	N/A
Carroll L. Dewing (3)	Coteau Plan	25.92	$646,626	$0
	SERP	25.92	$43,305	$0
(1)The amounts shown were determined as of December 31, 2021, which is the measurement date used in the Company's financial statements for pension benefits. In determining the amounts shown, the following material assumptions were used for the plans:
•A discount rate of 2.82% for The Coteau Properties Company Pension Plan (the "Coteau Plan") and 2.53% for The North American Coal Corporation Supplemental Retirement Benefit Plan ("SERP");
•The Pre-2012 mortality table, projected generationally with scale MP2021 with no adjustments (Coteau Plan) and Pre-2012 mortality table, projected generationally with scale MP2021, with white collar adjustments (SERP); and
•The assumed retirement age for all plans is the earlier of (1) the plan's stated normal retirement age or (2) the earliest age at which retirement benefits are available without reduction for age, with no pre-retirement decrement.
(2)Messrs. Butler and Neumann never participated in any of our frozen pension plans.
(3)Mr. Dewing earned a pension benefit under the Coteau Plan from January 29, 1979 through December 31, 2004. He also earned a non-qualified pension benefit under the SERP. While his pension benefits were frozen on December 31,

2004, his pension benefits were increased by a cost-of-living adjustment through December 31, 2013. His pension is computed under the following formula: (1) 1.1% of "final average pay" multiplied by years of credited service up to 30, plus (2) 0.5% of final average pay multiplied by years of credited service in excess of 30. Additional benefits are paid for earnings in excess of "covered compensation" taken into account for federal Social Security purposes. "Final average pay" is his average annual earnings for the highest five years during the last ten years prior to the freeze date. Mr. Dewing is 100% vested and may start his unreduced pension following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments and excluded all other forms of compensation. The normal form of payment is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. Annuity benefits are reduced to reflect the survivorship protection.

CEO Pay Ratio
Overview
This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision.
We last determined our median employee in 2020. However, since then, we experienced a material change in our number of employees due to the Company's transfer of ownership of Bisti Fuels Company, LLC. We have determined a new median employee for 2021 using the data and assumptions described below.
Measurement Date
We utilized a measurement date of October 31, 2021, which reflects an employee population of approximately 1,600 individuals as of the measurement date.
Consistently Applied Compensation Measure
To determine our new median employee, compensation was calculated based on total taxable earnings for each individual of the employee population, excluding Mr. Butler. For that purpose, we examined the total taxable earnings for such individuals for the period January 1, 2021 to October 31, 2021. In this examination, we included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total taxable earnings, and we did not annualize the taxable earnings for any employees that were not employed by us for all of 2021. We also did not exclude any employees from this examination and did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.
We calculated total compensation for 2021 for the median employee using the same methodology we use for our NEOs as set forth in the 2021 Summary Compensation Table, which median employee annual total compensation we determined to be $122,258.  CEO compensation for purposes of this disclosure represents the total compensation reported for Mr. Butler under the 2021 Summary Compensation Table for the 2021 fiscal year, which was $4,135,014.  As a result, the CEO pay ratio is approximately 34:1.

PART III - PROPOSALS TO BE VOTED ON AT THE 2021 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS
Director-Nominee Information
Our Board has nominated twelve Directors for election at the Annual Meeting. The Directors will hold office from election until the next annual meeting and until their successors are elected or until their death, resignation or removal. All of the nominees named in the following table are currently Company Directors who were elected at our 2021 annual meeting of stockholders.
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides biographical information about each Director nominee. We have also highlighted certain notable qualifications and skills that led our Board to the conclusion that each of them should serve as a Director. We believe that the nomination of each of our Director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each Director has also demonstrated a strong commitment of service to the Company.

J.C. Butler, Jr.: Age 61; Director Since 2017

President and CEO of the Company from September 2017 to present. President and CEO of NACoal from prior to 2016 to present. Senior Vice President - Finance, Treasurer and Chief Administrative Officer of the Company from prior to 2016 to September 2017. Director of Hyster-Yale Materials Handling Group, Inc. ("Hyster-Yale") from prior to 2017 to present and of Hamilton Beach Brands Holding Company ("HBBHC") from September 2017 to present. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, from prior to 2017 to present. Serves on the Board of the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 25 years of service in the Company's senior management, including as the President and Chief Executive of the Company and NACoal, Mr. Butler has extensive knowledge of our operations and strategies.

John S. Dalrymple, III: Age 73; Director Since 2017
Self-employed (farm manager). Former Governor of North Dakota.

Mr. Dalrymple's experience as the manager of one of the largest agricultural farms in North Dakota and as the former chief executive of North Dakota enables him to provide our Board with significant insight with respect to leadership and management, as well as the political and regulatory landscape in North Dakota, where NACoal has multiple operations.

John P. Jumper: Age 77; Director Since 2012
Retired Director and former Chairman and CEO of Leidos Holdings, Inc. ("Leidos") and Retired Chief of Staff, United States Air Force. From prior to 2017 to present, Director of Hyster-Yale. From September 2017 to present, Director of HBBHC.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper's service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices. In addition, General Jumper brings extensive cybersecurity knowledge and expertise to our Board. His cybersecurity experience includes overseeing the creation of the first information warfare squadron in the U.S. Air Force during his tenure leading the U.S. Air Force and also serving as CEO of Leidos, which is a leading federal cybersecurity contractor for the U.S. Department of Defense, U.S. Department of Homeland Security and United States Intelligence Community including the National Security Agency.

Dennis W. LaBarre: Age 79; Director Since 1982
Retired Partner of Jones Day (a law firm). From prior to 2017 to present, Director of Hyster-Yale. From September 2017 to present, Director of HBBHC.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on our Board and through his involvement with its committees.

Michael S. Miller: Age 70; Director Since 2016
Retired Managing Director of The Vanguard Group. From prior to 2017 to present, Director of Vanguard's Irish-domiciled funds and management company. From September 2017 to present, Director of HBBHC. From March 2021 to present, Board Trustee of Vanguard Charitable.

Mr. Miller's qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard's Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard's affiliated companies.

Richard de J. Osborne: Age 88; Director Since 1998
Retired Chairman and CEO of ASARCO Incorporated (a leading producer of non-ferrous metals). From prior to 2017 to 2018, Non-Executive Chairman of the Board of Directors of Datawatch Corp.

Mr. Osborne's experience as chairman, CEO and chief financial officer of a leading producer of non-ferrous metals enables him to provide our Board with a wealth of experience in and understanding of the mining industry. From this experience, as well as his past and current service on the boards of other publicly traded corporations, Mr. Osborne offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

Alfred M. Rankin, Jr.: Age 80; Director Since 1972
Non-Executive Chairman of the Company and Non-Executive Chairman of NACoal. Chairman, President and CEO of the Company until September 2017. From prior to 2017 to present, Chairman and CEO of Hyster-Yale and Chairman of Hyster-Yale Group. From prior to 2017 to February 2021, President of Hyster-Yale. From January 2019 to present, Non-Executive Chairman of HBBHC, from September 2017 to December 2018, Executive Chairman of HBBHC and from prior to 2017 to present, Chairman of HBBHC's principal subsidiary, Hamilton Beach Brands, Inc.

In over 45 years of service to the Company as a Director and over 25 years in senior management, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland's cultural institutions, he provides a valuable link between our Board, the Company, and the community surrounding our corporate headquarters. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term taxable stockholder to our Board.

Matthew M. Rankin: Age 49; Director Since 2017
President and CEO of Carlisle Residential Properties (a real estate property management and development company) from prior to 2017 to present.

Mr. Matthew Rankin's experience as the chief executive of a significant property management and development company allows him to provide valuable insight to the Board. Mr. Matthew Rankin is the great-grandson of the founder of the Company and brings the perspective of a long-term taxable stockholder to our Board.

Roger F. Rankin: Age 69; Director Since 2020
Self-employed (personal investments) from prior to 2017 to present. Mr. Roger Rankin has also served as a Director of NACoal from prior to 2017 to present and as a Director of HBBHC from September 2017 to February 2020.

Mr. Roger Rankin is the grandson of the founder of the Company and brings the perspective of a long-term taxable stockholder to our Board.

Lori J. Robinson: Age 63; Director Since 2019
Self-employed consultant, The Robinson Group, LLC. Retired General, United States Air Force. From October 2019 to present, Director of Centene Corporation and Director of Korn Ferry. General Robinson also serves as a non-resident Senior Fellow at Harvard Kennedy School's Belfer Center for Science and International Affairs.

After more than 37 years in the U.S. Air Force and retiring as the Commander of the North American Aerospace Defense Command (NORAD) and the United States Northern Command (USNORTHCOM), where she became the United States' first female combatant commander, General Robinson brings valuable and proven leadership and management skills to our Board.

Robert S. Shapard: Age 66; Director Since 2020
Retired Chief Executive Officer of Oncor Electric Delivery. From prior to 2017 to present, Mr. Shapard has served as a Director of Oncor Electric Delivery and Leidos Holdings, Inc.

Mr. Shapard's experience in senior management of a large electric utility company provides our Board with significant insight into operations, leadership and management, particularly with respect to the power generation industry.

Britton T. Taplin: Age 65; Director Since 1992
Self-employed (personal investments) from prior to 2017 to present. Mr. Taplin has also served as a Director of Hyster-Yale from prior to 2017 to present and a Director of Hamilton Beach Brands, Inc. from September 2017 to present.

Mr. Taplin is the grandson of the founder of the Company and brings the perspective of a long-term taxable stockholder to our Board.

YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.
Procedures for Submission and Consideration of Director Candidates
Stockholder recommendations for nominees for election to our Board must be submitted to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:
1.the name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;
2.complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;
3.the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;
4.the disclosure of any relationship the candidate has with us or any of our subsidiaries or affiliates, whether direct or indirect;
5.a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and
6.a written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and will consent to be named in our Proxy Statement and to serve as one of our Directors, if elected.
The NCG Committee has not specifically identified or published qualifications, qualities or skills that our Directors must possess. In evaluating Director nominees, the NCG Committee will consider such factors as it deems appropriate, and other factors identified by our Board. The NCG Committee will consider factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board and other new Director candidates. The NCG Committee's goal in selecting Directors for nomination to our Board is generally to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our Directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for Directors. The NCG Committee regularly reviews the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board, third-party search firms or stockholders. The NCG Committee did not retain a search firm during the past fiscal year. The NCG Committee generally does not consider recommendations for Director nominees submitted by individuals who are not stockholders or otherwise affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.
Director Compensation
The CHC Committee retained Korn Ferry to evaluate the compensation program for the Directors. Korn Ferry performs an in-depth evaluation of our Director compensation program on a triennial basis, which last occurred in August 2021, and performs interim reviews annually. Korn Ferry utilizes the National Association of Corporate Directors' survey of director compensation, focusing on small companies, which have $500 million to $1 billion in annual revenues. Korn Ferry recommends changes to our Director compensation program based on its review of our program and the survey data.
Korn Ferry also reviews the compensation structure for our Non-Executive Chairman, which includes an annual retainer of $250,000 to serve as Chairman and $500,000 in consulting fees for consulting services Mr. Rankin provides to the Company that are in addition to his responsibilities as Chairman of the Board. Mr. Rankin has extensive executive management experience (including long-tenured service as a public company CEO) and provides valuable advice and insight regarding the Company's development and implementation of its strategic priorities and risk management programs. Additional information concerning Mr. Rankin's responsibilities under the consulting agreement are discussed in Note (4) to the Director Compensation Table. Based on Korn Ferry's review of Mr. Rankin's compensation structure, the CHC Committee has determined that Mr. Rankin's compensation is reasonable for his duties and responsibilities and the services he provides.
The following table sets forth all compensation of each Director for services as our Directors rendered during 2021, other than J.C. Butler, Jr. In addition to being a Director, Mr. Butler serves as President and CEO of the Company and NACoal. He does not receive any compensation for his services as a Director and his compensation for services as one of our executive officers is shown in the Summary Compensation Table on page 27.

DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2021

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John S. Dalrymple, III	$80,048	$114,349	$7,381	$201,778
John P. Jumper	$90,048	$114,349	$6,751	$211,148
Dennis W. LaBarre	$95,048	$114,349	$5,584	$214,981
Michael S. Miller	$95,048	$114,349	$7,381	$216,778
Richard de J. Osborne	$80,075	$136,112	$7,381	$223,568
Alfred M. Rankin, Jr. (4)	$120,059	$163,364	$505,584	$789,007
Matthew M. Rankin	$67,048	$114,349	$7,381	$188,778
Roger F. Rankin	$62,048	$114,349	$7,381	$183,778
Lori J. Robinson	$75,048	$114,349	$3,084	$192,481
Robert S. Shapard	$75,048	$114,349	$2,282	$191,679
Britton T. Taplin	$62,048	$114,349	$5,584	$181,981
(1)Amounts in this column reflect the annual retainers and other fees earned by the Directors in 2021. They also include payment for fractional shares of Class A Common that were paid under NACCO Industries, Inc.'s Non-Employee Directors' Equity Compensation Plan ("Non-Employee Directors' Plan") described below.
(2)Under the Non-Employee Directors' Plan, the Directors are required to receive a portion of their annual retainer in shares of Class A Common (the "Mandatory Shares"). They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common (the "Voluntary Shares"). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to Directors under the Non-Employee Directors' Plan, determined pursuant to FASB ASC Topic 718. See Note (2) to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding the accounting treatment of our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2021.
(3)The amount listed includes: (1) Company-paid life insurance premiums; (2) other Company-paid premiums for accidental death and dismemberment insurance for the Director and his spouse (other than for Mr. Shapard's spouse); and (3) personal excess liability insurance premiums for the Directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the Director and their spouse under our matching charitable gift program in the amount of $5,000 for each other Director (other than General Robinson, whose amount is $2,500, and Mr. Shapard, whose amount is $0). Note (5) below describes additional amounts reported in the "All Other Compensation" column for Alfred M. Rankin, Jr.
(4)Upon Mr. Alfred M. Rankin Jr.'s retirement from the Company, the Company and Mr. Rankin entered into a consulting agreement independent of his continuing role as the Non-Executive Chairman of the Board. The Company believes that Mr. Rankin's extensive experience transitioning NACCO from underground mining to surface mining in the 1980s is vital as the Company pursues non-coal mining opportunities. Mr. Rankin meets with senior management on a regular basis to discuss growth and diversification strategies, including (a) possible investment opportunities in our mitigation resources and minerals management businesses, (b) improving return on capital for investments at MLMC, (c) developing other non-coal mining opportunities, and (d) our rebranding efforts. Mr. Rankin meets with the CEO more frequently, which can be numerous times a month, to further discuss Company strategy. The Company pays Mr. Rankin a monthly consulting fee of $41,666.67 for services under the consulting agreement. The consulting agreement continued in effect until December 31, 2021. In addition to the items described in Note (4) above, the amount reported for Mr. Rankin in the "All Other Compensation" column includes $500,000 in consulting fees paid for 2021.

Additional Information Relating to the Director Compensation Table
Each non-employee Director is entitled to receive the following compensation for service on our Board and the NACoal Board:

Type of Compensation	Amount
Annual Board Retainer:	$167,000 ($105,000 of which is required to be paid in shares of Class A Common) except that the Chairman receives an annual retainer of $250,000 ($150,000 of which is required to be paid in shares of Class A Common)
Annual Committee Retainer:	$8,000 Audit Review Committee member; $5,000 for members of other Board committees except the Executive Committee; and $0 for Executive Committee
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation and Human Capital Committee Chairman; $10,000 for Chairman of other Board Committees except the Executive Committee; and $0 for Executive Committee
The retainers are paid quarterly in arrears. Each Director is also reimbursed for expenses incurred as a result of attendance at meetings. We also may make chartered aircraft available to Directors for attendance at meetings.
Under the Non-Employee Directors' Plan, each non-employee Director except the Chairman receives $105,000 of his or her $167,000 retainer in the form of restricted shares of Class A Common while the Chairman receives $150,000 of his $250,000 retainer in the form of restricted shares of Class A Common. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a Director is determined by the following formula:
the dollar value of the portion of the applicable retainer that was earned by the Director each quarter divided by
the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the Director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the Directors are generally required to hold the shares for a period of ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be assigned or transferred except in the event of divorce or to a trust for the benefit of the Director or his spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:
•Death; permanent disability or five years from the date of the Director's retirement;
•The date that a Director is both retired from our Board and has reached age 70; or
•At such other time as determined by the Board in its sole discretion.
In addition, each Director may elect to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his retainers. However, these Voluntary Shares are not subject to the previously described transfer restrictions.
Each Director also receives (1) $50,000 in Company-paid life insurance; (2) Company-paid accidental death and dismemberment insurance for the Director and spouse; (3) $10 million in personal excess liability insurance for the Director and immediate family members who reside with the Director and (4) up to $5,000 per year in matching charitable contributions.
Director Compensation Program for 2022
    Based on Korn Ferry's review in August 2021 (as described above), the Board determined that the retainer paid to each non-employee Director, except the Chairman, for service on our Board will be increased effective January 1, 2022 from $167,000 (paid $105,000 in shares of Class A Common and $62,000 in cash) to $175,000 (paid $110,000 in shares of Class A Common and $65,000 in cash). There are no changes to the Chairman's annual retainer.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act"), and Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote on the Company's Named Executive Officer compensation, commonly referred to as a "say-on-pay" vote. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

At our 2021 annual meeting, our executive compensation program received approval from approximately 99% of the stockholder votes cast. We believe that this result demonstrates our stockholders' endorsement of our CHC Committee's executive compensation decisions and policies.
Why You Should Approve Our Named Executive Officer Compensation Program
The guiding principle of our compensation program for senior management employees, including NEOs, is maintaining a strong link among an employee's compensation, individual performance and the performance of the Company. The primary objectives of our compensation program are to:
•attract, retain and motivate talented management;
•reward management with competitive compensation for achievement of specific corporate and individual goals;
•make management long-term stakeholders in the Company;
•help ensure that management's interests are closely aligned with those of our stockholders; and
•maintain consistency in compensation.
We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies:
•are appropriate and effective in implementing our compensation philosophy and in achieving our goals;
•align with stockholder interests; and
•do not reward inappropriate risk taking.
    Stockholders should consider the following in determining whether to approve this proposal.
Our Compensation Program Is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. Incentive-based compensation plans are designed to provide rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the NEOs, with our long-term interests.
Our Compensation Program Has a Strong Pay-for-Performance Orientation
    Our compensation program continues to be designed to motivate our employees to deliver superior performance that balances annual results and long-term sustained performance. Our short-term and long-term incentive compensation for our employees is substantially performance based. As shown on the target total compensation table on page 16, over 72% of Mr. Butler's 2021 target compensation was variable or "at risk" and tied to Company performance and, as a group, over 50% of the other NEOs' target compensation was performance-based. Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet the previously established performance targets for the year. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding short-term results that would encourage conduct inconsistent with building long-term value. The chosen performance metrics are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.
Our Compensation Program Has an Appropriate Long-Term Orientation
Our compensation program has a long-term focus. Our long-term incentive compensation plan enables senior management employees to accumulate capital through future managerial performance. The CHC Committee believes this contributes to the future success of our business. Our long-term incentive compensation plan generally requires long-term commitment on the part of our senior management employees, and stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
With respect to awards issued under the Long-Term Equity Plan, any gain the executives realize in the long-run depends on what management does to drive the financial performance of the Company and increase our stock price. This is because the restricted shares of Class A Common that are awarded under the Long-Term Equity Plan generally may not be sold or transferred for up to ten years from the last day of the applicable performance period. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the awards is enhanced as the value of the stock increases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. We believe that this encourages our executives to maintain a long-term focus on profitability, which is also in our stockholders' best interests.
Action Requested
Stockholders are asked to vote on the following advisory resolution:
"RESOLVED, THAT THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED UNDER THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY'S 2022 PROXY STATEMENT, IS HEREBY APPROVED."
Stockholder Vote
The say-on-pay vote is advisory and is not binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the CHC Committee. However, we and the Board value the views of our stockholders. The Board and the CHC Committee expect to review the results of the vote and take them into consideration in addressing future compensation polices and decisions. After careful consideration, the Board has determined that holding an advisory say-on-pay vote every year is the most appropriate policy for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes that an annual say-on-pay vote allows our stockholders to provide us with immediate and direct input on our executive compensation plans and programs. The next say-on-pay vote is expected to be held at the 2023 annual meeting.

YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
EY has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY's performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with the retention of EY. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of the EY lead audit partner. The Audit Review Committee annually evaluates the performance of EY and determines whether to reengage the independent registered public accounting firm. EY has been the Company's auditor since May 2002. The Audit Review Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interests of the Company and its stockholders as there are several benefits to the Company of a long-tenured auditor:
•Through nearly 20 years of experience with the Company, EY has gained a deep understanding of the Company and its businesses, the industries in which it operates, accounting policies and practices, internal controls over financial reporting and risks;
•Efficiencies have been gained in the audit process, resulting in an efficient fee structure; and
•Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management's focus on financial reporting and controls.
The appointment of EY as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.
It is expected that representatives of EY will attend the Annual Meeting, with the opportunity to make a statement if they so desire and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2022 if it determines that such a change would be in the best interests of the Company and its stockholders.

PART IV - OTHER IMPORTANT INFORMATION

Equity Compensation Plan Information
    The following table sets forth the information as of December 31, 2021 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	561,694
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	561,694
Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	0

Beneficial Ownership of Class A Common and Class B Common
Set forth in the following tables is the indicated information as of March 9, 2022 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our Directors, NEOs and all of our executive officers and Directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common, subject to the terms of the Amended and Restated Stockholders' Agreement.

Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Abigail II LLC (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	—		—	(1)	349,100	(1)	6.07%
Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	427,229	(2)	—		432,695	(2)	7.52%
FMR LLC (3) 245 Summer Street Boston, Massachusetts 02210	Class A	77,706	(3)	—		830,225	(3)	14.43%
Rankin Associates II, L.P. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	—		—		338,295	(4)	5.88%
J.C. Butler, Jr. (5)	Class A	234,358	(5)	406,389	(5)	640,747	(5)	11.14%
John S. Dalrymple, III (6)	Class A	12,834		—		12,834		**
John P. Jumper (6)	Class A	20,781		—		20,781		**
Dennis W. LaBarre (6)	Class A	31,482		—		31,482		**
Michael S. Miller (6)	Class A	14,850		—		14,850		**
Richard de J. Osborne (6)	Class A	30,207		—		30,207		**
Lori J. Robinson (6)	Class A	8,200		—		8,200		**
Alfred M. Rankin, Jr. (6)	Class A	284,613	(7)	378,172	(7)	662,785	(7)	11.52%
Matthew M. Rankin (6)	Class A	24,483	(8)	340,225	(8)	364,708	(8)	6.34%
Roger F. Rankin (6)	Class A	7,409	(9)	351,287	(9)	358,696	(9)	6.24%
Robert. S. Shapard (6)	Class A	5,279		—		5,279		**
Britton T. Taplin (6)	Class A	73,981	(10)	410,975	(10)	484,956	(10)	8.43%
Carroll L. Dewing	Class A	19,878		—		19,878		**
John D. Neumann	Class A	17,764		103		17,867		**
All executive officers and Directors as a group (25 persons)	Class A	866,206	(11)	872,266	(11)	1,738,472	(11)	30.22%
** Less than 1.0%.
(1)A Schedule 13D/A filed with the SEC with respect to Class A Common on February 11, 2022 reported that Abigail II LLC ("Abigail II"), which is made up of individuals and entities holding ownership interests in Abigail II, may be deemed to be a "group" as defined under the Exchange Act that beneficially owns the 349,100 shares of Class A Common held by Abigail II. Although Abigail II holds the 349,100 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. Beatrice B. Taplin, Britton T. Taplin and Frank F. Taplin, as Members, are deemed to share the power to vote and dispose of such shares of Class A Common.
(2)A Schedule 13G/A filed with the SEC with respect to Class A Common on February 8, 2022 reported that Dimensional Fund Advisors LP ("Dimensional") may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the "Dimensional Funds"), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 427,229 shares of Class A Common owned by the Dimensional Funds and the sole power to invest 432,695 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)A Schedule 13G/A filed with the SEC with respect to Class A Common on February 9, 2022 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above. FMR LLC possesses the sole power to vote 77,706 shares of Class A Common owned by FMR LLC and the sole power to dispose of 830,225 shares of Class A Common owned by FMR LLC.
(4)A Schedule 13D/A filed with the SEC with respect to Class A Common on February 11, 2022 reported that Rankin Associates II, L.P. ("Associates"), which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc. ("RMI"), the general partner of Associates, may be deemed to be a "group" as defined under the Exchange Act that beneficially owns the 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the First Amended and Restated Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates.
(5)As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Butler may be deemed to beneficially own and share the power to dispose of 338,295 shares of Class A Common held by Associates; however, Mr. Butler disclaims beneficial ownership of all 338,295 shares of Class A Common held by Associates. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 68,094 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. In addition, Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. Mr. Butler's spouse, as trustee of a GST that was established for her benefit, pledged 2,191 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(6)Pursuant to our Non-Employee Directors' Plan, each non-employee Director has the right to acquire additional shares of Class A Common within 60 days after March 9, 2022. The shares each non-employee Director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2022 by taking the amount of such Director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such Director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2022.
(7)As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Alfred Rankin may be deemed to beneficially own, and share the power to dispose of 338,295 shares of Class A Common held by Associates. Mr. Alfred Rankin disclaims beneficial ownership of 411,133 shares of Class A Common held by (a) members of Mr. Alfred Rankin's family, (b) trusts for the benefit of members of Mr. Alfred Rankin's family and (c) Associates to the extent in excess of his pecuniary interest in each entity.
(8)As a result of Matthew M. Rankin holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Matthew Rankin may be deemed to beneficially own and share the power to dispose of 338,295 shares of Class A Common held by Associates; however, Mr. Matthew Rankin disclaims beneficial ownership of 329,914 shares of Class A Common held by Associates in excess of his pecuniary interest in the entity. In addition, Mr. Matthew Rankin may be deemed to share with his spouse voting and investment power over 722 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Matthew Rankin disclaims all interest in 1,208 shares of Class A Common held in trust for the benefit of his children and for which he is the co-trustee and has shared power to vote and dispose of the shares.
(9)As a result of Roger F. Rankin holding through his trust, of which he is a trustee, partnership interests in Associates, Mr. Roger Rankin may be deemed to beneficially own and share the power to dispose of 338,295 shares of Class A Common held by Associates; however, Mr. Roger Rankin disclaims beneficial ownership of 336,320 shares of Class A Common held by Associates in excess of his pecuniary interest in the entity. In addition, Mr. Roger Rankin may be deemed to share with his spouse voting and investment power over 6,613 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Roger Rankin disclaims all interest in 6,379 shares of Class A Common held in trust for the benefit of his children and for which he is the co-trustee and has shared power to vote and dispose of the shares. As trustee of GSTs established for the benefit of his children, Mr. Roger Rankin pledged 4,382 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.

(10)Britton T. Taplin may be deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin may be deemed to share with the other members of Abigail LLC and Abigail II LLC voting and investment power over 56,120 shares and 349,100 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively. Mr. Taplin disclaims beneficial ownership of 37,413 shares and 192,005 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively, in excess of his pecuniary interest in each entity. Mr. Taplin disclaims all interest in 20,283 shares of Class A Common held in trust for the benefit of the estate of Theodore D. Taplin and for which he is the trustee and has the sole power to vote and dispose of the shares. Mr. Taplin has pledged 53,698 shares of Class A Common.
(11)The aggregate amount of Class A Common beneficially owned by all executive officers and Directors and the aggregate amount of Class A Common beneficially owned by all executive officers and Directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Butler has disclaimed beneficial ownership in note (5) above; (ii) Mr. Alfred Rankin has disclaimed beneficial ownership in note (7) above; (iii) Mr. Matthew Rankin has disclaimed beneficial ownership in note (8) above; (iv) Mr. Roger Rankin has disclaimed beneficial ownership in note (9) above; and (v) Mr. Taplin has disclaimed beneficial ownership in note (10) above. As described in note (6) above, the aggregate amount of Class A Common beneficially owned by all executive officers and Directors as a group as set forth in the table above does not include shares that the non-employee Directors have the right to acquire within 60 days after March 9, 2022 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		1,542,757	(1)	98.49%
Rankin Associates I, L.P. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		472,371	(2)	30.16%
Rankin Associates IV, L.P. (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		400,000	(3)	25.54%
J.C. Butler, Jr. (4)	Class B	—		881,566	(4)	881,566	(4)	56.28%
John S. Dalrymple, III	Class B	—		—		—		—%
John P. Jumper	Class B	—		—		—		—%
Dennis W. LaBarre	Class B	—		—		—		—%
Michael S. Miller	Class B	—		—		—		—%
Richard de J. Osborne	Class B	—		—		—		—%
Alfred M. Rankin, Jr. (5)	Class B	166,519		872,371	(5)	1,038,890	(5)	66.32%
Matthew M. Rankin	Class B	—		—		—		—%
Roger F. Rankin (6)	Class B	193,586		872,371	(6)	1,065,957	(6)	68.05%
Lori J. Robinson	Class B	—		—		—		—%
Robert S. Shapard	Class B	—		—		—		—%
Britton T. Taplin	Class B	—		—		—		—%
Carroll L. Dewing	Class B	—		—		—		—%
John D. Neumann	Class B	—		—		—		—%
All executive officers and Directors as a group (25 persons)	Class B	360,105	(7)	881,566	(7)	1,241,671	(7)	79.27%
** Less than 1.0%.
(1)A Schedule 13D/A filed with the SEC with respect to Class B Common on February 11, 2022 (the "Stockholders' 13D") reported that, except for NACCO, including in its capacity as depository, the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the

Signatories, may be deemed to be a "group" as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 1,542,757 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 98.49% of the Class B Common outstanding on March 9, 2022 or 72.04% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.
(2)A Schedule 13D/A filed with the SEC with respect to Class B Common on February 11, 2022 reported that Rankin Associates I, L.P. ("Rankin I") and the trusts holding limited partnership interests in Rankin I may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Third Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders' 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.
(3)A Schedule 13D/A filed with the SEC with respect to Class B Common on February 11, 2022 reported that Rankin Associates IV, L.P. ("Rankin IV") and the trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders' 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.
(4)J.C. Butler, Jr.'s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV. Mr. Butler's spouse also owns 9,195 shares of Class B Common, which are held in trust. Mr. Butler disclaims beneficial ownership of all Class B Common shares held by Rankin I, Rankin IV and his spouse's personal trusts. The Stockholders' 13D reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders' agreement. Mr. Butler's spouse, as trustee of a GST that was established for her benefit, pledged 13,498 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(5)Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. The trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act. Mr. Alfred Rankin may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Mr. Alfred Rankin disclaims beneficial ownership of 870,346 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in the entities. The Stockholders' 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.
(6)Roger F. Rankin may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. The trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act. Mr. Roger Rankin may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Mr. Roger Rankin disclaims beneficial ownership of 867,538 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in the entities. The Stockholders' 13D reported that the Class B Common beneficially owned by Roger F. Rankin is subject to the stockholders' agreement. As trustee of GSTs established for the benefit of his children, Mr. Roger. Rankin pledged 13,272 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(7)The aggregate amount of Class B Common beneficially owned by all executive officers and Directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and Directors as a group for which they have shared voting or investment power include the shares of Class B Common of which: Mr. Butler has disclaimed beneficial ownership in note (4) above; Mr. Alfred Rankin has disclaimed beneficial ownership in note (5) above; and Mr. Roger Rankin has disclaimed beneficial ownership in note (6) above.
Britton T. Taplin is the nephew of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., the President and Chief Executive Officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. Roger F. Rankin is the brother of Alfred M. Rankin, Jr. Matthew M. Rankin is the grandson of Clara Taplin Rankin and the nephew of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 1,497,007 shares, or 26.03%, of the Class A Common and 1,241,671 shares, or 79.27%, of the Class B Common outstanding on March 9, 2021. The combined beneficial ownership of all our Directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,738,472 shares, or 30.22%, of the Class A Common and 1,241,671 shares, or 79.27%, of the Class B Common outstanding on March 9, 2022. Such shares of Class A Common and Class B Common together represent 66.10% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

Submission of Stockholder Proposals
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before December 1, 2022. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 31, 2022 but on or before January 30, 2023 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 31, 2022 and January 30, 2023.
In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company no later than 60 calendar days prior to the first anniversary this year's Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the first anniversary of this year's Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting, stockholders must deliver such notice no later than March 20, 2023.
Notices should be submitted to the address set forth above.

Solicitation of Proxies
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our Directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

Other Matters
The Directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
John D. Neumann
Secretary
Cleveland, Ohio
March 31, 2022
It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the annual meeting and vote in person, please contact our Secretary at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, or call (440) 229-5151 or email ir@nacco.com.

NACCO INDUSTRIES

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 17, 2022 at 11:59 P.M., Eastern time.

Online
Go to **www.investorvote.com/NC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/NC

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors:

01 - J.C. Butler, Jr.	02 - John S. Dalrymple, III	03 - John P. Jumper	04 - Dennis W. LaBarre
05 - Michael S. Miller	06 - Richard de J. Osborne	07 - Alfred M. Rankin, Jr.	08 - Matthew M. Rankin
09 - Roger F. Rankin	10 - Lori J. Robinson	11 - Robert S. Shapard	12 - Britton T. Taplin

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐ 07 ☐ 08 ☐ 09 ☐ 10 ☐ 11 ☐ 12 ☐

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, NACCO Industries, Inc.'s Named Executive Officer compensation.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered accounting firm of NACCO Industries, Inc. for 2022.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03LXMB

2022 Annual Meeting Admission Ticket

2022 Annual Meeting of
NACCO Industries, Inc. Stockholders

May 18, 2022, 11:00 a.m. Local Time
NACCO Industries, Inc.
5875 Landerbrook Dr., Cleveland, OH 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

The 2022 Proxy Statement and 2021 Annual Report are available, free of charge, at https://ir.nacco.com/home by clicking on the "2022 Annual Meeting Materials" link and then clicking on either the "2022 Proxy Statement" link or the "2021 Annual Report" link, as appropriate.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NC

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — NACCO Industries, Inc.

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2022

Richard de J. Osborne and Alfred M. Rankin, Jr., or either of them, each with the full power of substitution, are hereby authorized to represent and vote all shares of Class A Common Stock and Class B Common Stock of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NACCO Industries, Inc. to be held on May 18, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐